                                                                     EXHIBIT 2.1
                                                                     -----------

                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                               SGV BANCORP, INC.

                                      AND

                        INDYMAC MORTGAGE HOLDINGS, INC.

                           Dated as of July 12, 1999

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
PARTIES........................................................   1

PREAMBLE.......................................................   1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER...................   1

   1.1  Merger.................................................   1
   1.2  Time and Place of Closing..............................   1
   1.3  Effective Time.........................................   2
   1.4  Restructure of Transaction.............................   2

ARTICLE 2 - TERMS OF MERGER....................................   2

   2.1  Certificate of Incorporation...........................   2
   2.2  Bylaws.................................................   2
   2.3  Board of Directors.....................................   2

ARTICLE 3 - MANNER OF CONVERTING SHARES........................   3

   3.1  Conversion of Shares...................................   3
   3.2  Shares Held by IndyMac or SGV..........................   4
   3.3  Dissenting SGV Stockholders............................   4
   3.4  Fractional Shares......................................   4
   3.5  Pre-Closing Calculations and NPV Adjustment............   4

ARTICLE 4 - EXCHANGE PROCEDURES................................   7

   4.1  Exchange of SGV Certificates...........................   7
   4.2  Exchange of IndyMac Certificates.......................   8
   4.3  Cancellation of SGV Options; Restricted Stock..........  10
   4.4  Conversion of IndyMac Stock Options; Restricted Stock..  11

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF INDYMAC..........  12

   5.1  Organization, Standing, and Power......................  12
   5.2  Authority of IndyMac; No Breach By Agreement...........  12
   5.3  SEC Filings............................................  13
   5.4  Information Supplied...................................  13
   5.5  Tax and Regulatory Matters.............................  14
   5.6  Financing..............................................  14
   5.7  Diversified Investment Company Status..................  14
   5.8  Year 2000 Matters......................................  14
   5.9  SGV Shares.............................................  14

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF SGV..............  14

   6.1  Organization, Standing, and Power......................  14
   6.2  Authority; No Breach By Agreement......................  15
   6.3  Capital Stock..........................................  16
   6.4  SGV Subsidiaries.......................................  16
   6.5  SEC Filings; Financial Statements......................  17
   6.6  Absence of Undisclosed Liabilities.....................  18

   6.7  Absence of Certain Changes or Events...................  18
   6.8  Tax Matters............................................  18
   6.9  Allowance for Possible Loan Losses.....................  20
  6.10  Assets.................................................  20
  6.11  Intellectual Property..................................  21
  6.12  Environmental Matters..................................  21
  6.13  Compliance with Laws...................................  22
  6.14  Labor Relations........................................  22
  6.15  Employee Benefit Plans.................................  23
  6.16  Material Contracts.....................................  25
  6.17  Legal Proceedings......................................  26
  6.18  Deposits...............................................  26
  6.19  Citibank Branch Acquisition Agreement..................  26
  6.20  Year 2000..............................................  27
  6.21  Servicing..............................................  27
  6.22  Reports................................................  27
  6.23  Information Supplied...................................  28
  6.24  Tax and Regulatory Matters.............................  29
  6.25  State Takeover Laws....................................  29
  6.26  Charter Provisions.....................................  29
  6.27  Opinion of Financial Advisor...........................  29
  6.28  Board Recommendation...................................  29

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION...........  29

   7.1  Affirmative Covenants of SGV...........................  29
   7.2  Negative Covenants of SGV..............................  30
   7.3  Loan Portfolio Changes.................................  32
   7.4  Covenants of IndyMac...................................  33
   7.5  Adverse Changes in Condition...........................  34
   7.6  Reports                                                  34

ARTICLE 8 - ADDITIONAL AGREEMENTS..............................  34

   8.1  Proxy Statement; Stockholder Approval..................  34
   8.2  Exchange Listing.......................................  35
   8.3  Applications...........................................  35
   8.4  Filings with State Offices.............................  35
   8.5  Agreement as to Efforts to Consummate..................  36
   8.6  Investigation and Confidentiality......................  36
   8.7  Press Releases.........................................  37
   8.8  Certain Actions........................................  37
   8.9  Regulatory Compliance Matters..........................  38
  8.10  Consents...............................................  38
  8.11  Employee Benefits......................................  38
  8.12  Indemnification........................................  41
  8.13  Certain Policies of SGV................................  42

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..  43

   9.1  Conditions to Obligations of Each Party................  43

   9.2  Conditions to Obligations of SGV.......................  44
   9.3  Conditions to Obligations of IndyMac...................  45

ARTICLE 10 - TERMINATION.......................................  46

  10.1  Termination............................................  46
  10.2  Termination Fees.......................................  48
  10.3  Effect of Termination..................................  49
  10.4  Non-Survival of Representations and Covenants..........  49

ARTICLE 11 - MISCELLANEOUS.....................................  50

  11.1  Definitions............................................  50
  11.2  Expenses...............................................  59
  11.3  Brokers and Finders....................................  60
  11.4  Entire Agreement.......................................  60
  11.5  Amendments.............................................  60
  11.6  Waivers................................................  60
  11.7  Assignment.............................................  61
  11.8  Notices................................................  61
  11.9  Governing Law..........................................  62
 11.10  Counterparts...........................................  62
 11.11  Captions; Articles and Sections........................  62
 11.12  Interpretations........................................  62
 11.13  Enforcement of Agreement...............................  62
 11.14  Severability...........................................  63

SIGNATURES.....................................................  64

                               LIST OF EXHIBITS
                               ----------------

Exhibit Number           Description
--------------           -----------

     1.                  Certificate of Incorporation of Surviving Corporation,
                           as Amended and Restated. ((S) 2.1).

     2.                  Bylaws of the Surviving Corporation, as Amended and
                           Restated. ((S) 2.2).

     3.                  Board of Directors of the Surviving Corporation. ((S)
                           2.3).

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered
                                                ---------
into as of July 12, 1999, by and between INDYMAC MORTGAGE HOLDINGS, INC., a Delaware corporation ("IndyMac"), and SGV BANCORP, INC., a Delaware corporation
                       -------
("SGV") and the parent company of First Federal Savings and Loan Association of
  ---
San Gabriel Valley.

                                   Preamble
                                   --------

       The respective Boards of Directors of IndyMac and SGV have approved and deem it advisable and in the best interests of the parties to this Agreement and their respective stockholders to consummate the transaction provided for herein, pursuant to which IndyMac will merge with and into SGV. At the effective time of such merger, the outstanding shares of common stock of IndyMac shall be converted into the right to receive shares of the common stock of the Surviving Corporation (except as provided herein) and the outstanding shares of common stock of SGV shall be converted into the right to receive a cash payment from the Surviving Corporation (except as provided herein). The transactions described in this Agreement are subject to the approvals of the stockholders of SGV, the stockholders of IndyMac, the Office of Thrift Supervision, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

       Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

       NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                       TRANSACTIONS AND TERMS OF MERGER
                       --------------------------------

       1.1 Merger.  Subject to the terms and conditions of this Agreement, at
           ------
the Effective Time, IndyMac shall be merged with and into SGV in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 of the DGCL (the "Merger"). SGV shall be the surviving corporation
                               ------
(the "Surviving Corporation") resulting from the Merger and shall continue to be
      ---------------------
governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of IndyMac and SGV.

       1.2 Time and Place of Closing.  The closing of the transactions
           -------------------------
contemplated hereby (the "Closing") will take place at 9:00 A.M., Pasadena,
                          -------
California time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Pasadena, California time), or at such other time as the Parties may mutually agree. The Closing shall be held at the offices of IndyMac, 155 North Lake Avenue, Pasadena, California, or at such other location as the Parties may mutually agree.

       1.3 Effective Time.  The Merger and other transactions contemplated by
           --------------
this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to
                                                  --------------
the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the respective stockholders of IndyMac and SGV approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be required to comply with the provisions of Section 3.5.

       1.4 Restructure of Transaction.  IndyMac shall, in its reasonable
           --------------------------
discretion, have the unilateral right to revise the structure of the Merger for any reason IndyMac deems advisable. However, without the consent of SGV, IndyMac may not revise the Merger to (i) adversely affect the Tax effects or alter or change the amount or kind of the consideration that the holders of SGV Common Stock are entitled to receive or the treatment of SGV Options or the economic benefits of the transactions contemplated hereby to the holders of SGV Common Stock, (ii) change the manner in which the consideration for SGV Common Stock is paid, (iii) affect the interests of the holders of SGV Common Stock materially and adversely, or (iv) unreasonably impede or delay the receipt of the approval of the Merger by the OTS or the consummation of the Merger. IndyMac may exercise this right by giving written notice of the revision, including with it the amendments to this Agreement, to SGV before the Termination Date.


                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

       2.1 Certificate of Incorporation.  The Certificate of Incorporation of
           ----------------------------
SGV, as amended and restated, substantially in the form attached to this Agreement as Exhibit 1 (the "Amended and Restated Certificate"), shall be the
                             --------------------------------
Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

       2.2 Bylaws.  The Bylaws of SGV, as amended and restated, substantially in
           ------
the form attached to this Agreement as Exhibit 2 (the "Amended and Restated
                                                       --------------------
Bylaws"), shall be the Bylaws of the Surviving Corporation until duly amended or
------
repealed.

       2.3 Board of Directors.  Immediately prior to the Effective Time, the
           ------------------
Board of Directors of SGV shall take all such action as may be required under the DGCL and SGV's Certificate of Incorporation and Bylaws to cause the directors composing the full Board of Directors of the Surviving Corporation immediately following the Effective Time to be the persons listed in Exhibit 3, or such other Persons as may be required by Law or under any Consent of a Regulatory Authority. If, prior to the Effective Time, any of the persons listed in Exhibit 3 shall decline or be unable to serve as a director, IndyMac shall designate another person to serve in such person's stead. In connection with the foregoing, each of the members of the Board of Directors of SGV who are in office immediately prior to the Effective Time shall resign as a member of such Board of Directors (and any successor to it) effective immediately as of the Effective Time. SGV shall make at Closing any and all payments relating to director fees and reimbursement of expenses due and payable to the resigning board members that are outstanding as of the Effective Time.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

       3.1 Conversion of Shares.  Subject to the provisions of this Article 3,
           --------------------
at the Effective Time, by virtue of the Merger and without any action on the part of SGV, IndyMac, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

           (a) Each share of IndyMac Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one fully paid and nonassessable share of Surviving Corporation Common Stock (the "Exchange
                                                                     --------
     Ratio").
     -----

           (b) Each share of SGV Common Stock (excluding shares subject to the provisions of Sections 3.2 and 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from the Surviving Corporation a cash payment, without interest thereon, in the amount of $25.00 (subject to the following adjustments, the "Per Share Purchase
                                                        ------------------
     Price"); provided that:
     -----

               (i) the Per Share Purchase Price shall be increased by an amount equal to the quotient obtained by dividing (1) $1,000,000 by (2) the Outstanding Share Equivalents, if IndyMac shall exercise the Extension Right provided in Section 10.1(e)(ii) (the "Extension
                                                                 ---------
           Adjustment"); and
           ----------

               (ii) the Per Share Purchase Price shall be increased or decreased, as applicable, by the Per Share NPV Adjustment Amount, if any, determined pursuant to Section 3.5 (the "NPV Adjustment"),
                                                         --------------
           provided further, that (1) in the event the Per Share Purchase Price determined after giving effect to the NPV Adjustment but before giving effect to the Extension Adjustment, if any, would be less than $22.50, the Per Share Purchase Price before giving effect to the Extension Adjustment, if any, shall be $22.50, and (2) in the event the Per Share Purchase Price determined after giving effect to the NPV Adjustment but before giving effect to the Extension Adjustment, if any, would be greater than $27.50, the Per Share Purchase Price before giving effect to the Extension Adjustment, if any, shall be $27.50.

     The "Outstanding Share Equivalents" shall mean the sum of (i) the number of
          -----------------------------
     shares of SGV Common Stock outstanding immediately prior to the Effective Time plus (ii) the number of shares of SGV Common Stock issuable upon
          ----
     exercise in full of all SGV Options
     issued and outstanding immediately prior to the Effective Time (which number of SGV Options shall not be greater than the number of SGV Options issued and outstanding at May 31, 1999).

       3.2 Shares Held by IndyMac or SGV. Each of the shares of SGV Common Stock
           -----------------------------
held by any IndyMac Entity or by any SGV Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

       3.3 Dissenting SGV Stockholders.  Any holder of shares of SGV Common
           ---------------------------
Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive such payment as may be determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to the Surviving Corporation the SGV Certificate or Certificates representing the shares of SGV Common Stock for which payment is being made. In the event that after the Effective Time a dissenting stockholder of SGV fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares of SGV Common Stock, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of SGV Common Stock is entitled under this Article 3 (without interest) upon surrender of such holder's SGV Certificate or Certificates.

       3.4 Fractional Shares.  Notwithstanding any other provision of this
           -----------------
Agreement, each holder (other than IndyMac's 401(k) Plan) of shares of IndyMac Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all IndyMac Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the closing price per share of IndyMac Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by IndyMac) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

       3.5 Pre-Closing Calculations and NPV Adjustment.
           -------------------------------------------

          (a) As promptly as practicable, but not later than ten business days, after the end of the calendar month immediately preceding the Effective Time, SGV shall prepare and deliver to IndyMac a certificate attaching SGV's computation (the "Calculations") of Pre-Closing NPV and Pre-Closing Book Net
                  ------------
Worth.  "Pre-Closing NPV" shall be determined (i) as of the end of the calendar
         ---------------
month immediately preceding the Effective Time, (ii) using the Sendaro model with all assumptions, methodologies, and line items used by SGV in its March 31, 1999 model (the "March Sendaro Model") and previously provided to IndyMac (the "Baseline NPV"), and (iii) by utilizing the unconsolidated common stockholders'
-------------
equity of SGV, as reflected in the audited consolidated financial statements of SGV for the fiscal year ended June 30, 1999 ("Parent Book Net Worth"), as adjusted to (1) exclude any gain or loss on sales of

Assets or securities at the parent level of SGV (treating for this purpose all Assets comprising Parent Book Net Worth as if unleveraged and without varying parent level SGV's Asset mix by dollar or percentage amount from such dollar or percentage amounts at May 31, 1999 and set forth on Schedule 3.5 of the SGV Disclosure Memorandum), (2) exclude proceeds resulting from the exercise of SGV Options after May 31, 1999, and (3) reflect any adjustments in the assumptions utilized in the March Sendaro Model, (x) as reasonably agreed upon by the Parties and resulting from changes in market interest rates or Asset category book values, in each case, consistent with SGV's practices at March 31, 1999, or
(y) as a result of adjustments required by the OTS. "Pre-Closing Book Net Worth"
                                                     --------------------------
shall mean consolidated stockholders' equity of SGV as of the end of the calendar month immediately preceding the Effective Time, as adjusted to (i) exclude (1) any payments by any SGV Entity of amounts required to be paid under SGV Compensation Contracts and plans identified in Section 8.11(a) of the SGV Disclosure Memorandum, (2) any costs incurred by SGV as a direct result of written requests from IndyMac (including specifically the costs of obtaining the letters contemplated by Section 9.3(g)), and (3) any proceeds resulting from the exercise of SGV Options after May 31, 1999, and (ii) include "Net Deal
                                                              --------
Expenses." For purposes of this Section 3.5, Net Deal Expenses shall mean the
--------
amount by which all expenses incurred by SGV in connection with effecting the transactions contemplated by this Agreement (including, but not limited to, legal and investment banking expenses) exceed the "Pro Rata Portion." For purposes of this Section 3.5, the "Pro Rata Portion" shall mean the difference between (i) $1,000,000 and (ii) the product obtained by multiplying (1) $1,000,000 and (2) the quotient obtained by dividing (x) the number of full months that elapse between the date of this Agreement and the Closing Date (if such period is less than 12 months) by (y) 12.

          (b) The Calculations shall be deemed final upon the earliest of (i) the date on which IndyMac and SGV jointly agree that the Calculations are final,
(ii) the fifth business day after delivery of the Calculations pursuant to
Section 3.5(a), if IndyMac has not delivered to SGV prior notice expressing disagreement with such calculations and setting forth its calculation of Pre-Closing NPV and Pre-Closing Book Net Worth, and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 3.5(c).

          (c) If IndyMac shall deliver a notice of disagreement (and shall include IndyMac's reasons for disagreeing) pursuant to Section 3.5(b), IndyMac and SGV shall, during the five business days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, SGV and IndyMac are unable to
 ----------------
reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to IndyMac and SGV (who shall not have any material relationship with IndyMac or SGV), promptly to review this Agreement, the documents delivered pursuant to Section 3.5(a) and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts). In making such calculation, such independent accountants shall act as experts and not arbitrators and shall consider only the Disputed Amounts, solely in accordance with the terms of this Agreement. Such independent accountants shall deliver to IndyMac and SGV, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon IndyMac and SGV. The cost of such review and report shall be borne equally by SGV and IndyMac.

          (d) SGV agrees that it will, and will cause its independent accountants and Subsidiaries to, cooperate and assist in the preparation of the Calculations and in the conduct of the audits and reviews referred to in this
Section 3.5, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses, and schedules, and permitting representatives of IndyMac to consult with the employees, auditors, actuaries, attorneys, and agents of SGV and its Subsidiaries.

          (e) If Final Pre-Closing NPV shall be less than 110% of Baseline Book Net Worth, the "Per Share NPV Adjustment Amount" shall (i) mean the quotient
                          ---------------------
obtained by dividing (1) the product of 1.5 and the difference between (x) 110% of Baseline Book Net Worth and (y) Final Pre-Closing NPV by (2) the Outstanding Share Equivalents, and (ii) be deducted from the Per Share Purchase Price as and for the extent provided in Section 3.1(b)(ii). If Final Pre-Closing NPV shall exceed 125% of Baseline Book Net Worth, the "Per Share NPV Adjustment Amount"
                                                       ---------------------
shall (i) mean the quotient obtained by dividing (1) the amount that Final Pre-Closing NPV exceeds 125% of Baseline Book Net Worth by (2) the Outstanding Share Equivalents, and (ii) be added to the Per Share Purchase Price as and for the extent provided in Section 3.1(b)(ii). "Final Pre-Closing NPV" means the Pre-
                                         ---------------------
Closing NPV (i) as shown in the calculations, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.5(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by IndyMac and SGV pursuant to Section 3.5(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.5(c); provided that, in no event shall Final Pre-Closing NPV be (i) more than SGV's calculation of Pre-Closing NPV delivered pursuant to Section 3.5(a), or (ii) less than IndyMac's calculation of Pre-Closing NPV assuming resolution of all Disputed Amounts, if any, in IndyMac's favor. "Baseline Book Net Worth" shall
                                                -----------------------
mean consolidated common stockholders' equity of SGV, as reflected in the audited consolidated financial statements of SGV for the fiscal year ended June 30, 1999 (excluding any proceeds resulting from the exercise of SGV Options after May 31, 1999).

          (f)  "Final Pre-Closing Book Net Worth" means the Pre-Closing Book Net
                --------------------------------
Worth (i) as shown in the calculations, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.5(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by IndyMac and SGV pursuant to Section 3.5(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.5(c); provided that, in no event shall Final Pre-Closing Book Net Worth be (i) more than SGV's calculation of Pre-Closing Book Net Worth delivered pursuant to
Section 3.5(a), or (ii) less than IndyMac's calculation of Pre-Closing Book Net Worth assuming resolution of all Disputed Amounts, if any, in IndyMac's favor.

          (g) Between the date of this Agreement and the Effective Time, SGV shall provide to IndyMac, as promptly as practicable, but not later than ten business days, after the end of each quarter (and after the end of each month
(i) if the interest rate on the ten-year U.S. Treasury Notes increases or decreases by 50 basis points or more from the interest rate on the ten-year U.S. Treasury Notes as of the date of this Agreement and (ii) if so requested by

IndyMac), a certificate attaching SGV's computation of NPV, with assumptions, as submitted to the OTS and Pre-Closing NPV as determined in accordance with
Section 3.5(a). IndyMac shall have 20 business days to review such calculations of NPV and Pre-Closing NPV and to provide a notice of disagreement (and include IndyMac's reasons for disagreeing) of the NPV and the Pre-Closing NPV. In the event that IndyMac does not provide SGV with a notice of disagreement within the time period contemplated by the preceding sentence, IndyMac shall be deemed, absent error on the part of SGV, to accept the assumptions, methodologies, and line items used by SGV in the calculation of the Pre-Closing NPV.

                                   ARTICLE 4
                              EXCHANGE PROCEDURES
                              -------------------

       4.1 Exchange of SGV Certificates.
           ----------------------------

           (a) Prior to the Effective Time, IndyMac shall enter into an agreement with a bank or trust company selected by IndyMac (the "Paying Agent")
                                                                 ------------
to serve as paying agent and exchange agent for the Merger, pursuant to which agreement IndyMac shall deliver to the Paying Agent prior to the Effective Time, for the benefit of the holders of shares of SGV Common Stock for exchange in accordance with this Section 4.1, through the Paying Agent, cash in the aggregate amount required to make the cash payments specified in Section 3.1(b) in respect of the SGV Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in
Section 3.3), such sums being hereinafter referred to as the "Exchange Fund."
                                                              -------------

           (b) As soon as practicable after the Effective Time, but no later than three business days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of SGV Common Stock immediately prior to the Effective Time (the "SGV Certificates") appropriate transmittal materials
                            ----------------
and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such SGV Certificates shall pass, only upon proper delivery of such SGV Certificates to the Paying Agent). The SGV Certificate or Certificates so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of SGV Common Stock represented by SGV Certificates that are not registered in the transfer records of SGV, the consideration provided in Section 3.1 may be issued to a transferee if the SGV Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any SGV Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such SGV Certificate to be lost, mislaid, stolen, or destroyed,
(ii) such bond, security, or indemnity as the Surviving Corporation and the Paying Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed SGV Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of SGV Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the SGV Certificate or Certificates representing such shares to the Paying Agent and the Surviving Corporation shall cause the Paying Agent to make payment of the Merger Consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.1(b) within five business days of receipt of all required documentation from each stockholder individually. Neither the Surviving Corporation nor the Paying Agent shall be obligated to deliver the consideration to which any former holder of SGV Common Stock is entitled as a result of the Merger until such holder surrenders such holder's SGV Certificate or Certificates for exchange as provided in this
Section 4.1(b). Any other provision of this Agreement notwithstanding, neither IndyMac, SGV, the Surviving Corporation, or the Paying Agent, nor any of the directors, officers, or employees of any of them, shall be liable to a holder of SGV Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

           (c) At the Effective Time, the stock transfer books of SGV shall be closed as to holders of SGV Common Stock immediately prior to the Effective Time and no transfer of SGV Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1(b), each SGV Certificate theretofore representing shares of SGV Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor.

           (d) The Paying Agent may invest any cash included in the Exchange Fund in a reasonable and prudent manner, as directed by IndyMac. Any interest and other income resulting from such investments shall accrue for the benefit of and be paid to IndyMac promptly on receipt by the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the SGV Certificates for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the SGV Certificates who have not theretofore complied with this Section 4.1 shall thereafter look only to the Surviving Corporation for payment of the consideration therefor specified in Section 3.1. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 4.1 to pay for shares of SGV Common Stock as to which dissenters' rights have been perfected shall be returned to the Surviving Corporation.

       4.2 Exchange of IndyMac Certificates.
           --------------------------------

           (a) As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of IndyMac Common Stock immediately prior to the Effective Time (the "IndyMac Certificates") appropriate
                                              --------------------
transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such IndyMac Certificates shall pass, only upon proper delivery of such IndyMac Certificates to the Paying Agent).
The IndyMac Certificate or Certificates so delivered shall be duly endorsed as the Paying Agent may require.

In the event of a transfer of ownership of shares of IndyMac Common Stock represented by IndyMac Certificates that are not registered in the transfer records of IndyMac, the consideration provided in Section 3.1 may be issued to a transferee if the IndyMac Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any IndyMac Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such IndyMac Certificate to be lost, mislaid, stolen, or destroyed, (ii) such bond, security or indemnity as the Surviving Corporation and the Paying Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed IndyMac Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of IndyMac Common Stock (other than shares to be canceled pursuant to Section 3.2) issued and outstanding at the Effective Time shall surrender the IndyMac Certificate or Certificates representing such shares to the Paying Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2(b). Neither the Surviving Corporation nor the Paying Agent shall be obligated to deliver the consideration to which any former holder of IndyMac Common Stock is entitled as a result of the Merger until such holder surrenders such holder's IndyMac Certificate or Certificates for exchange as provided in this Section 4.2(a). Any other provision of this Agreement notwithstanding, neither IndyMac, SGV, the Surviving Corporation, or the Paying Agent, nor any of the directors, officers, or employees of any of them, shall be liable to a holder of IndyMac Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

           (b) At the Effective Time, the stock transfer books of IndyMac shall be closed as to holders of IndyMac Common Stock immediately prior to the Effective Time and no transfer of IndyMac Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.2(a), each IndyMac Certificate theretofore representing shares of IndyMac Common Stock (other than shares to be canceled pursuant to Section 3.2) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by IndyMac in respect of such shares of IndyMac Common Stock and which remain unpaid at the Effective Time. Former stockholders of record of IndyMac shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of Surviving Corporation Common Stock into which their respective shares of IndyMac Common Stock are converted, regardless of whether such holders have exchanged their IndyMac Certificates for certificates representing Surviving Corporation Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Surviving Corporation Common Stock issuable pursuant to this Agreement, but beginning 90 days after the Effective Time no dividend or other distribution payable to the holders of record of Surviving Corporation Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any IndyMac Certificate until such holder surrenders such IndyMac Certificate for exchange as provided in Section 4.2(a). However, upon surrender of such IndyMac Certificate, both the Surviving Corporation Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such IndyMac Certificate.

       4.3 Cancellation of SGV Options; Restricted Stock.
           ---------------------------------------------

           (a) As compensation for services rendered to SGV, at the Effective Time, each option or other Equity Right to purchase shares of SGV Common Stock pursuant to stock options or stock appreciation rights ("SGV Options") granted
                                                         -----------
by SGV under the SGV Bancorp, Inc. 1995 Amended and Restated Master Stock-Based Incentive Plan or any other stock-based equity compensation plans (the "SGV
                                                                        ---
Stock Plans"), and outstanding at the Effective Time, whether or not
-----------
exercisable, shall be canceled and each holder of a SGV Option shall be entitled to receive directly from the Surviving Corporation (and not from the Exchange
Fund), at the Effective Time, in consideration for the cancellation of such SGV Option, an amount in cash, without any interest thereon and less any required withholding Taxes, for each share of SGV Common Stock subject to such SGV Option (the "Option Cancellation Payment"), equal to the difference (if positive)
      ---------------------------
between the Per Share Purchase Price and the exercise price per share of SGV Common Stock to which such SGV Option relates. At the Effective Time, each such SGV Option shall no longer represent the right to purchase shares of SGV Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Cancellation Payment, subject to receipt by the Surviving Corporation of an acknowledgment from such holder that such payment shall constitute consideration for the termination of such option. SGV agrees to take all necessary steps to effectuate the foregoing provisions of this Section 4.3, including using its reasonable efforts to obtain from each holder of a SGV Option an agreement acknowledging cancellation of such holder's SGV Option and all rights thereunder in exchange for the Option Cancellation Payment. The surrender of a SGV Option to the Surviving Corporation in exchange for the consideration set forth in this Section 4.3 shall, to the extent permitted by Law, be deemed a release of any and all rights the holder had or may have had in respect of such SGV Option.

           (b) Effective as of the Effective Time, each then outstanding restricted share of SGV Common Stock granted by SGV prior to the date of this Agreement pursuant to the SGV Stock Plans and not vested and transferable immediately prior to such Effective Time (a "SGV Restricted Share") shall become
                                             --------------------
vested and transferable and shall be converted into the right to receive the Per Share Purchase Price from the Surviving Corporation in accordance with Section 3.1, provided that the holder of such SGV Restricted Share makes arrangements satisfactory to the Surviving Corporation for the payment of any applicable withholding Taxes. The accelerated vesting and conversion of a SGV Restricted Share as provided herein shall, to the extent permitted by Law, be deemed a release of any and all rights the holder had or may have had in respect of such SGV Restricted Share.

       4.4 Conversion of IndyMac Stock Options; Restricted Stock.
           -----------------------------------------------------

           (a) At the Effective Time, each option or other Equity Right to purchase or receive shares of IndyMac Common Stock pursuant to stock options or restricted stock ("IndyMac Rights") granted by IndyMac under the IndyMac Stock
                   --------------
Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Surviving Corporation Common Stock (the "Surviving Corporation Right"), and the Surviving Corporation
                   ---------------------------
shall assume each IndyMac Right, in accordance with the terms of the IndyMac Stock Plan and stock option or restricted stock agreement by which it is evidenced, except that from and after the Effective Time, (i) the Surviving Corporation and its Compensation Committee shall be substituted for IndyMac and the Committee of IndyMac's Board of Directors (including, if applicable, the entire Board of Directors of IndyMac) administering such IndyMac Stock Plan,
(ii) each IndyMac Right assumed by the Surviving Corporation shall become a Surviving Corporation Right and may be exercised solely for shares of Surviving Corporation Common Stock (or cash, if so provided under the terms of such IndyMac Right), (iii) the number of shares of Surviving Corporation Common Stock subject to such Surviving Corporation Right shall be equal to the number of shares of IndyMac Common Stock subject to such IndyMac Right immediately prior to the Effective Time, and (iv) the per share exercise price under each such Surviving Corporation Right, if applicable, shall equal the per share exercise price under each such IndyMac Right. Notwithstanding the provisions of clauses
(iii) and (iv) of the preceding sentence, each IndyMac Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of IndyMac and SGV agrees to take all necessary steps to effectuate the foregoing provisions of this Section 4.4, including using its reasonable efforts to obtain from each holder of an IndyMac Right any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 4.4.

           (b) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the participants in each IndyMac Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such IndyMac Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 4.4(a) after giving effect to the Merger). At or prior to the Effective Time, SGV shall take all corporate action necessary to reserve for issuance sufficient shares of SGV Common Stock for delivery upon exercise of IndyMac Rights assumed by it in accordance with this Section 4.4. Within 45 days after the Effective Time, the Surviving Corporation shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Surviving Corporation Common Stock subject to such Surviving Corporation Rights and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectus contained therein) for so long as such Surviving Corporation Rights remain outstanding.

           (c) All contractual restrictions or limitations on transfer with respect to IndyMac Common Stock awarded under the IndyMac Stock Plans or any other plan, program, Contract, or arrangement of any IndyMac Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract, or arrangement, shall remain in full force and effect with respect to shares of Surviving Corporation Common Stock into which such restricted stock is converted pursuant to Section 3.1.


                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF INDYMAC
                   ------------------------------------------

       IndyMac hereby represents and warrants to SGV as follows:

       5.1  Organization, Standing, and Power.  IndyMac is a corporation duly
            ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets.

       5.2  Authority of IndyMac; No Breach By Agreement.
            --------------------------------------------

            (a) IndyMac has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of IndyMac, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of IndyMac Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by IndyMac. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of IndyMac, enforceable against IndyMac in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

           (b) Neither the execution and delivery of this Agreement by IndyMac, nor the consummation by IndyMac of the transactions contemplated hereby, nor compliance by IndyMac with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of IndyMac's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any IndyMac Subsidiary or any resolution adopted by the board of directors or the stockholders of any IndyMac Entity, or (ii) except with respect to Consents required to be obtained by IndyMac under its financing Contracts or real property lease Contracts, constitute or result in a Default under, or require any Consent pursuant to, any Contract, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an IndyMac Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any IndyMac Entity or any of their respective material Assets.

          (c) IndyMac knows of no reason why any Consents under its financial Contracts or real property lease Contracts will not be obtained.

          (d) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by IndyMac of the Merger and the other transactions contemplated in this Agreement, except for (i) the filing of applications and notices with the OTS under HOLA and approval or non-objection of same, (ii) the filing with the SEC of the Joint Proxy Statement, the Registration Statement, and such reports under the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Surviving Corporation will be qualified to do business, and (v) the applicable state banking approvals and any applicable state takeover approvals.

     5.3  SEC Filings. IndyMac has timely filed all SEC Documents required to
           -----------
be filed by IndyMac since December 31, 1995 (together with all such SEC Documents so filed, whether or not required to be filed, the "IndyMac SEC
                                                              -----------
Reports").  The IndyMac SEC Reports (i) at the time filed, complied in all
-------
material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IndyMac SEC Reports or necessary in order to make the statements in such IndyMac SEC Reports, in light of the circumstances under which they were made, not misleading.

     5.4  Information Supplied. None of the information supplied or to be
          --------------------
supplied by IndyMac or any Affiliate for inclusion in the Registration Statement to be filed by SGV with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omits to state or will omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by IndyMac or any Affiliate for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by IndyMac or any Affiliate with the SEC in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the Parties' respective stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any IndyMac Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

       5.5 Tax and Regulatory Matters.  No IndyMac Entity or any Affiliate
           --------------------------
thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance relating to IndyMac that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

       5.6 Financing.  IndyMac has available, and will have available at the
           ---------
Closing, sufficient funds (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement on its terms and conditions.

       5.7 Diversified Investment Company Status.   Not more than 25 percent of
           --------------------------------------
the value of IndyMac's Assets is invested in the stock and securities of any one issuer and not more than 50 percent of the value of IndyMac's total Assets is invested in the stock and securities of five or fewer issuers. For purposes of this representation, all members of a controlled group of corporations (within the meaning of Section 1563(a) of the Internal Revenue Code) shall be treated as one issuer.

       5.8 Year 2000 Matters.   IndyMac has completed a review of its computer
           -----------------
system to identify systems that could be affected by the "Year 2000 Issues" and reasonably believes it has identified all Year 2000 problems. IndyMac's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by year-end 1999. Between the date of this Agreement and the Effective Time, IndyMac shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues are not reasonably expected to prevent or adversely affect the ability of IndyMac to obtain the requisite regulatory approvals or to consummate the Merger.

       5.9 SGV Shares.   As of the date of this Agreement, IndyMac owns none of
           ----------
SGV's outstanding shares of SGV Common Stock.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF SGV
                     -------------------------------------

       SGV hereby represents and warrants to IndyMac as follows:

       6.1 Organization, Standing, and Power.  SGV is a corporation duly
           ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. SGV is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. The Certificate of Incorporation and Bylaws of SGV included in Section 6.1 of the SGV Disclosure Memorandum are complete and correct copies of such documents as in effect on the date of this Agreement. The minute book and other organizational documents for SGV have been made available to IndyMac for its review and, except as disclosed in Section 6.1 of the SGV Disclosure Memorandum, are complete and correct in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

       6.2  Authority; No Breach By Agreement.
            ---------------------------------

            (a) SGV has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SGV, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of SGV Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by SGV. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of SGV, enforceable against SGV in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

            (b) Neither the execution and delivery of this Agreement by SGV, nor the consummation by SGV of the transactions contemplated hereby, nor compliance by SGV with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SGV's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SGV Entity under, any Contract or Permit of any SGV Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SGV Entity or any of their respective material Assets.

            (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SGV of the Merger and the other transactions contemplated in this Agreement, except for (i) the filing of applications and notices with the OTS under HOLA and approval or non-objection of same, (ii) the filing with the SEC of the Joint Proxy Statement, the Registration Statement, and such reports under the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Surviving Corporation will be qualified to do business, and (v) the applicable state banking approvals and any applicable state takeover approvals.

       6.3  Capital Stock.
            -------------

            (a) The authorized capital stock of SGV consists of (i) 10,000,000 shares of SGV Common Stock, of which 2,176,323 shares are issued and outstanding as of the date of this Agreement and not more than 2,499,753 shares will be issued and outstanding at the Effective Time, and (ii) 2,000,000 shares of SGV Preferred Stock, none of which is issued and outstanding. SGV has reserved 323,430 shares of SGV Common Stock for issuance under the SGV Stock Plans, pursuant to which options to purchase not more than 323,430 shares of SGV Common Stock are outstanding. All of the issued and outstanding shares of SGV Common Stock are, and all of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of IndyMac Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of SGV Capital Stock has been, and none of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of IndyMac Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of SGV.

            (b) Except as set forth in Section 6.3(a), there are no shares of capital stock or other equity securities of SGV outstanding and no outstanding Equity Rights relating to the capital stock of SGV. No bond, debentures, notes, or other indebtedness having the right to vote on, or otherwise Consent to, any matters on which stockholders may vote ("Voting Debt") of SGV is issued or
                                         -----------
outstanding.

       6.4  SGV Subsidiaries.  SGV has disclosed in Section 6.4 of the SGV
            ----------------
Disclosure Memorandum all of the SGV Subsidiaries as of the date of this Agreement (identifying its legal structure, jurisdiction of organization, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Except as disclosed in Section 6.4 of the SGV Disclosure Memorandum, SGV or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SGV Subsidiary and no SGV Subsidiary has outstanding any Voting Debt. No capital stock (or other equity interest) of any SGV Subsidiary are or may become required to be issued (other than to another SGV Entity) by reason of any Equity Rights, and there are no Contracts by which any SGV Subsidiary is bound to issue (other than to another SGV Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or Voting Debt or by which any SGV Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SGV Subsidiary (other than to another SGV Entity).

There are no Contracts relating to the rights of any SGV Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any SGV Subsidiary. All of the shares of capital stock (or other equity interests) of each SGV Subsidiary held by a SGV Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SGV Entity free and clear of any Lien. Each SGV Subsidiary is either a savings association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each SGV Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. Each SGV Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund. Except as disclosed in
Section 6.4 of the SGV Disclosure Memorandum, no SGV Entity owns, directly or indirectly, any equity or debt securities of, or any other ownership interest in, any person other than the SGV Subsidiaries. The certificates of incorporation, charters, bylaws and similar governing instruments of the SGV Subsidiaries included in Section 6.4 of the SGV Disclosure Memorandum are complete and correct copies of such documents as in effect on the date of this Agreement. The minute book and other organizational documents for each SGV Subsidiary have been made available to IndyMac for its review, and are complete and correct in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

       6.5  SEC Filings; Financial Statements.
            ---------------------------------

            (a) Except as disclosed in Section 6.5 of the SGV Disclosure Memorandum, SGV has timely filed and made available to IndyMac all SEC Documents required to be filed by SGV since June 30, 1995 (together with all such SEC Documents so filed, whether or not required to be filed, the "SGV SEC Reports").
                                                              ---------------
The SGV SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SGV SEC Reports or necessary in order to make the statements in such SGV SEC Reports, in light of the circumstances under which they were made, not misleading. No SGV Subsidiary is required to file any SEC Documents.

            (b) Each of the SGV Financial Statements (including, in each case, any related notes) contained in the SGV SEC Reports, including any SGV SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of SGV and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          (c) Each of the SGV May 31 Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly presented in all material respects the consolidated financial position of SGV and its Subsidiaries as of May 31, 1999, and the consolidated results of operations and cash flows for the periods indicated, subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect.

          (d) Since January 1, 1995, no SGV Entity has received any management letters from its independent accountants indicating any deficiencies in SGV's internal controls or inaccuracies in the SGV Financial Statements, and SGV has not had any disagreements with its independent accountants that have not been resolved to the satisfaction of such accountants.

     6.6  Absence of Undisclosed Liabilities.  No SGV Entity has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of SGV as of March 31, 1999, included in the SGV Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or as of May 31, 1999, included in the SGV May 31 Financial Statements. No SGV Entity has incurred or paid any Liability since May 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

     6.7  Absence of Certain Changes or Events.  Since March 31, 1999, (i)
          ------------------------------------
there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, and (ii) the SGV Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SGV provided in Article 7. The Baseline Book Net Worth is not less than the consolidated common stockholders' equity of SGV as of March 31, 1999, and as of May 31, 1999, as reflected in the SGV Financial Statements and the SGV May 31 Financial Statements, respectively.

     6.8  Tax Matters.
           -----------

          (a) All Tax Returns required to be filed by or on behalf of any of the SGV Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a SGV Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a SGV Material Adverse Effect, except as reserved against in the SGV Financial Statements delivered prior to the date of this Agreement. Except as disclosed in Section 6.8(a) of the SGV Disclosure Memorandum, SGV and its Subsidiaries have not received any Internal Revenue Service ("IRS") Agent reports, IRS inquiries, California Franchise Tax Board tax
          ---
audit reports, or any correspondence from any Taxing jurisdiction within the three years prior to SGV's fiscal year ending June 30, 1999. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

          (b) None of the SGV Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for any of the SGV Entities for the period or periods through and including the date of the respective SGV Financial Statements that has been made and is reflected on such SGV Financial Statements is sufficient to cover all such Taxes.

          (d) Deferred Taxes of the SGV Entities have been provided for in accordance with GAAP.

          (e) Except as disclosed in Section 6.8(e) of the SGV Disclosure Memorandum, none of the SGV Entities is a party to any Tax allocation or sharing agreement and none of the SGV Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SGV) has any Liability for Taxes of any Person (other than SGV and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

          (f) Each of the SGV Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-
9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

          (g) Except as disclosed in Section 6.8(g) of the SGV Disclosure Memorandum, none of the SGV Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the SGV Entities that occurred during or after any Taxable Period in which the SGV Entities incurred a net operating loss that carries over to any Taxable Period ending after June 30, 1998.

          (i) No SGV Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (j) Not more than 25 percent of the value of SGV's Assets is invested in the stock and securities of any one issuer and not more than 50 percent of the value of SGV's total Assets is invested in the stock and securities of five or fewer issuers. For purposes of this representation, all members of a controlled group of corporations (within the meaning of Section 1563(a) of the Internal Revenue Code) shall be treated as one issuer.

     6.9  Allowance for Possible Loan Losses. In the reasonable judgment of
          ----------------------------------
management of SGV, the Allowance shown on the consolidated balance sheets of SGV included in the most recent SGV Financial Statements dated prior to the date of this Agreement and the SGV May 31 Financial Statements was, and the Allowance shown on each of the consolidated balance sheets of SGV included in the SGV Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, principal, interest, taxes, and insurance) of the SGV Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the SGV Entities as of the dates thereof.

     6.10 Assets.
          ------

          (a) Except as disclosed or reserved against in the SGV Financial Statements delivered prior to the date of this Agreement or SGV May 31 Financial Statements, the SGV Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a material adverse effect on the Asset concerned. All tangible properties used in the businesses of the SGV Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SGV's past practices.

          (b) All Assets which are material to SGV's business on a consolidated basis, held under leases or subleases by any of the SGV Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Section 6.10 of the SGV Disclosure Memorandum includes a complete and correct list of all leases relating to property leased by any SGV Entity and the principal terms related thereto, including terms, rental payments, square footage leased, options, and extraordinary expenses and terms.

          (c) The SGV Entities currently maintain insurance similar in amounts, scope, and coverage as companies engaged in similar business would in accordance with good business practice, customarily be insured. None of the SGV Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.10(c) of the SGV Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices have been given by any SGV Entity under such policies.

     6.11 Intellectual Property.  Except as disclosed in Section 6.11 of the
          ---------------------
SGV Disclosure Memorandum, no SGV Entity owns, has a license to use, or has the right to convey by sale or license, any Intellectual Property.

     6.12 Environmental Matters.
          ---------------------

          (a) Except as disclosed in Section 6.12 of the SGV Disclosure Memorandum, each SGV Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

          (b) There is no Litigation pending or, to the Knowledge of SGV, threatened before any court, governmental agency, or authority or other forum in which any SGV Entity or any of its Operating Properties or Participation Facilities (or SGV in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any SGV Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, nor, except as disclosed in Section
6.12 of the SGV Disclosure Memorandum, to the Knowledge of SGV, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

          (c) Except as disclosed in Section 6.12 of the SGV Disclosure Memorandum, during the period of (i) any SGV Entity's ownership or operation of any of their respective current properties, (ii) any SGV Entity's participation in the management of any Participation Facility, or (iii) any SGV Entity's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. Except as disclosed in Section 6.12 of the SGV Disclosure Memorandum, prior to the period of (i) any SGV Entity's ownership or operation of any of their respective current properties, (ii) any SGV Entity's participation in the management of any Participation Facility, or (iii) any SGV Entity's holding of a security interest in an Operating Property, to the Knowledge of SGV, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

       6.13  Compliance with Laws.  SGV is duly registered as a savings and loan
             --------------------
holding company under the HOLA. Each SGV Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. None of the SGV Entities:

             (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

             (b) except as disclosed in Section 6.13 of the SGV Disclosure Memorandum, is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except as disclosed in
     Section 6.13(b) of the SGV Disclosure Memorandum and except for Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect; or

             (c) except as disclosed in Section 6.13(c) of the SGV Disclosure Memorandum, since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SGV Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any SGV Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, or (iv) indicating that any SGV Entity has unsatisfactory CAMEL, CRA, or compliance ratings; or

             (d) except as disclosed in Section 6.13 of the SGV Disclosure Memorandum, is currently a party to any transaction with an Affiliate that is in violation of Regulation O or any other applicable Law and any such transaction is on terms no less favorable to SGV that would be obtained from a unaffiliated third party.

       6.14  Labor Relations.  No SGV Entity is the subject of any Litigation
             ---------------
asserting that it or any other SGV Entity has committed an unfair labor practice (within the meaning of the

National Labor Relations Act or comparable state law) or seeking to compel it or any other SGV Entity to bargain with any labor organization as to wages or conditions of employment, nor is any SGV Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any SGV Entity, pending or threatened, or to the Knowledge of SGV, is there any activity involving any SGV Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

       6.15  Employee Benefit Plans.
             ----------------------

             (a) Section 6.15(a) of the SGV Disclosure Memorandum includes a complete and correct list, and SGV has delivered or made available to IndyMac prior to the execution of this Agreement, complete and correct copies, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SGV Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SGV Benefit Plans"). Any of the SGV Benefit
                                -----------------
Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "SGV ERISA Plan."  Each SGV
                                                   --------------
ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "SGV Pension Plan." No
                                                          ----------------
SGV Pension Plan is or has been a multi-employer plan within the meaning of
Section 3(37) of ERISA.

             (b) All SGV Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect. Each SGV ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SGV is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of SGV, no SGV Entity has engaged in a transaction with respect to any SGV Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SGV Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect.

             (c) For such SGV Pension Plan, the fair market value of the assets of each such Plan as of the most recent actuarial valuation date for such Plan equals or exceeds the present value of all benefit obligations of such Plan as of such date, determined as though such Plan terminated in a PBGC-trustee termination under Section 4041 of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a SGV Pension Plan, (ii) no change in the actuarial assumptions with respect to any SGV Pension Plan, and (iii) no increase in benefits under any SGV Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any SGV Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any SGV Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a SGV Material Adverse Effect. No SGV Entity has provided, or is required to provide, security to a SGV Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

             (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any SGV Entity with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a SGV Material Adverse Effect. No SGV Entity has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a SGV Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SGV Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

             (e) Except as disclosed in Section 6.15(e) of the SGV Disclosure Memorandum, no payments to any Person will be triggered under SGV's existing split-dollar life insurance by any event other than death of the policy insureds.


             (f) To the Knowledge of SGV, no SGV Entity or any representative of an SGV Entity has made any statement, whether orally or in writing, to any individual with regard to any SGV Benefit Plan that was not in accordance with the terms of such SGV Benefit Plan.

             (g) All filings required by ERISA and the Internal Revenue Code as to each SGV Benefit Plan have been timely filed and all notices and disclosures to participants or beneficiaries required by ERISA or the Internal Revenue Code have been timely provided.

             (h) Each SGV Entity has complied with ERISA Section 601 et. seq. and Internal Revenue Code Section 4980B. Except as disclosed in Section 6.15(h) of the SGV Disclosure Memorandum, except to the extent required under ERISA
Section 601 et. seq. and Internal Revenue Code Section 4980B, no SGV Benefit Plan provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

             (i) Except as disclosed in Section 6.15(i) of the SGV Disclosure Memorandum, each SGV Entity has performed all of their respective obligations under each SGV Benefit Plan and have made appropriate entries in their financial records and statements for all such obligations that have accrued but that are not yet due. Each SGV Entity has made, or will make, all required contributions and payments under each SGV Benefit Plan for all periods through and including the Effective Time.

          (j) To the Knowledge of SGV, no SGV Entity nor any administrator or fiduciary of any SGV Benefit Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject an SGV Entity or such individual to any Liability for a breach of any duty under ERISA.

          (k) Except as disclosed in Section 6.15(k) of the SGV Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not entitle any current or former stockholder or employee of any SGV Entity to severance pay, unemployment compensation, or any similar payment, and will not accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such stockholder, employee, or former employee.

          (l) Except as disclosed in Section 6.15(l) of the SGV Disclosure Memorandum, no event has occurred or circumstances exist that could result in a material increase in premium costs of any SGV Benefit Plan that is insured, or a material increase in any benefit costs of any SGV Benefit Plan that is self-insured.

          (m) Other than routine claims for benefits, no claim against or legal proceeding involving any SGV Benefit Plan is pending or, to the Knowledge of SGV, threatened.

          (n) Except as disclosed in Section 6.15(n) of the SGV Disclosure Memorandum, no payment that is owed or may become due to any stockholder, director, officer, employee, or agent of any SGV Entity will be non-deductible or subject to Tax under Internal Revenue Code Section 280G or 4999; nor will any SGV Entity be required to "gross up" or otherwise compensate such individuals because of the imposition of any excise tax upon payment to such individual.

          (o) Except as disclosed in Section 6.15(o) of the SGV Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SGV Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the SGV Financial Statements to the extent required by and in accordance with GAAP.

     6.16 Material Contracts.  Section 6.16 of the SGV Disclosure Memorandum
          ------------------
includes a complete and correct list of each material Contract to which a SGV Entity or any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits, including, but not limited to, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, or (ii) any Contract relating to the long-term indebtedness of any SGV Entity or the guarantee by any SGV Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, and trade payables), but excluding Contracts referred to in Sections 6.10(b) and 6.15(a) (together with all Contracts referred to in Section 6.10(b) and 6.15(a), the "SGV Contracts"). With respect to each SGV Contract and except as disclosed
     -------------
in Section 6.16 of the SGV Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no SGV Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect; (iii) no SGV Entity has repudiated or waived any material provision of any such Contract; (iv) the information provided with respect to each Contract (including, in the case of leases, information relating to the term, rental payments, and extraordinary expenses) is complete and correct in all material respects; and (v) no other party to any such Contract is, to the Knowledge of SGV, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any SGV Entity for money borrowed is prepayable at any time by such SGV Entity without penalty or premium.

       6.17  Legal Proceedings.  There is no Litigation instituted or pending,
             -----------------
or, to the Knowledge of SGV, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SGV Entity, or against any director, employee, or employee benefit plan of any SGV Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SGV Entity. Section 6.17 of the SGV Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any SGV Entity is a party and which names a SGV Entity as a defendant or cross-defendant or for which any SGV Entity has potential Liability.

       6.18  Deposits.. Section 6.18 of the SGV Disclosure Memorandum sets forth
             --------
a complete and correct account of (i) the Deposits of First Federal, and (ii) the Deposits expected to be acquired in the transaction (the "Citibank Branch Acquisition") contemplated by that certain Agreement to Purchase Assets and Assume Liabilities, dated March 16, 1999, between First Federal and Citibank, Federal Savings Bank (the "Citibank Branch Acquisition Agreement"), each as of May 31, 1999. Section 6.18 of the SGV Disclosure Memorandum also sets forth a complete and correct account of the dollar amount (and percentage amount of the total Deposits in the case of Core Deposits) of total Deposits and Core Deposits of the Deposits of First Federal and the Deposits expected to be acquired in the Citibank Branch Acquisition.

       6.19  Citibank Branch Acquisition Agreement.  The Citibank Branch
             --------------------------------------
Acquisition Agreement has been duly executed and delivered by the parties thereto and constitutes the valid and legally binding obligations of such parties as of the date of this Agreement. No Defaults exist under the Citibank Branch Acquisition Agreement. SGV has delivered to IndyMac a complete and correct copy of the Citibank Branch Acquisition Agreement as in effect on the date of this Agreement. No amendments or other changes to the Citibank Branch Acquisition Agreement exist and no waivers or other renunciation of any rights under the Citibank Branch Acquisition Agreement have occurred. In connection with entering into the Citibank Branch Acquisition Agreement, SGV completed a due diligence review of the books and records, properties, contracts, deposits and other items that it is the customary practice in the industry to review in connection with a branch acquisition, and otherwise completed a due diligence review consistent with the practice in the industry in connection with a branch acquisition. Upon consummation of the Citibank Branch Acquisition, SGV or its Subsidiaries, shall have good and marketable title to all Assets to be conveyed pursuant to such agreement, free and clear of all Liens except as disclosed in the Citibank Branch Acquisition Agreement. The premium to be paid by First Federal for the assumption of the Citibank Deposits is based on a straight percentage of Deposits in existence and assumed by First Federal at consummation of the Citibank Branch Acquisition. Upon consummation of the Merger, the Surviving Corporation shall succeed to any and all rights of SGV under the Citibank Branch Acquisition Agreement.

          6.20 Year 2000. Except as disclosed in Section 6.20 of the SGV
               ----------
Disclosure Memorandum, no SGV Entity has received, or reasonably expects to receive, a "Year 2000 Notice of Deficiency" from the OTS pursuant to its Interim Guidelines, or any other less than "satisfactory" rating from OTS. Each SGV Entity has complied with all requirements of Fannie Mae and Freddie Mac and its lenders, and provided all required notices and certifications within the time periods prescribed for such notices and/or certifications, regarding compliance with Year 2000 Issues. Except as disclosed in Section 6.20 of the SGV Disclosure Memorandum, SGV has made available to IndyMac a complete and accurate copy of its respective plan, including an estimate of the anticipated associated costs, for addressing the Year 2000 Issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect the SGV Entities. SGV has made a review and assessment of all areas within its business and operations that could be adversely affected by the Year 2000 Issues. Between the date of this Agreement and the Effective Time, SGV shall use its commercially reasonable efforts to implement its plan.

          6.21 Servicing. First Federal is an approved servicer of
               ---------
conventional mortgage loans for, and in good standing with, Fannie Mae and Freddie Mac. All mortgage loans serviced by or on behalf of First Federal (including all mortgage loans underlying any participation certificate in which First Federal holds an interest) are being serviced in accordance with customary and prudent servicing practices for the types of loans being serviced and, in the case of mortgage loans eligible for sale to Fannie Mae or Freddie Mac, are also being serviced in accordance with Fannie Mae or Freddie Mac servicing standards and guidelines, as applicable.

          6.22 Reports.  Since January 1, 1993, or the date of organization if
               -------
later, each SGV Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a SGV Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omits to state, or will omit to state, a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          6.23  Information Supplied.
                --------------------

                (a) No written statement, certificate, instrument, or other writing provided by SGV to IndyMac in connection with the due diligence of SGV undertaken by IndyMac prior to the date of this Agreement and referenced on Exhibit A to the representation letter of management of SGV delivered with this Agreement, contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. No other written statement, certificate, instrument, or other writing provided by SGV to IndyMac in connection with the due diligence of SGV undertaken by IndyMac prior to the date of this Agreement contains any inaccuracies such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a SGV Material Adverse Effect. No written statement, certificate, instrument, or other writing, including the information included in the SGV Disclosure Memorandum, furnished or to be furnished by any SGV Entity or any Affiliate thereof to IndyMac, pursuant to this Agreement or any other document, agreement, or instrument referred to herein, contains or will contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

                (b) The information included in Section 6.23(b) of the SGV Disclosure Memorandum is correct and complete as of or at the date indicated therein.

                (c) None of the information supplied or to be supplied by SGV or any Affiliate for inclusion in the Registration Statement to be filed by SGV with the SEC will, when the Registration Statement becomes effective, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by SGV or any Affiliate for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by SGV or any Affiliate with the SEC in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the Parties' respective stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any SGV Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

       6.24  Tax and Regulatory Matters.  No SGV Entity or any Affiliate thereof
             --------------------------
has taken or agreed to take any action or has any Knowledge of any fact or circumstance relating to SGV that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

       6.25  State Takeover Laws.  Each SGV Entity has taken all necessary
             -------------------
action to exempt the transactions contemplated by this Agreement from Section 203 of the DGCL and Article Eighth, Section A of the Certificate of Incorporation of SGV to the extent such sections are applicable (collectively, "Takeover Laws").
--------------

       6.26  Charter Provisions.  Each SGV Entity has taken all action so
             ------------------
that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any SGV Entity or restrict or impair the ability of any former holder of IndyMac Common Stock to vote any shares of Surviving Corporation Common Stock that may be directly or indirectly acquired or controlled by them or the ability of the Surviving Corporation or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any SGV Entity that may be directly or indirectly acquired or controlled by them.

       6.27  Opinion of Financial Advisor. SGV has received the written
             ----------------------------
opinion of Sandler O'Neill & Partners, L.P., dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of SGV Common Stock is fair, from a financial point of view, to such holders, a signed copy of which opinion has been delivered to IndyMac.

       6.28  Board Recommendation.  The Board of Directors of SGV, at a
             --------------------
meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders, and (ii) resolved to recommend to the holders of the shares of SGV Common Stock that this Agreement is advisable and that such holders should adopt this Agreement.


                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

       7.1   Affirmative Covenants of SGV. From the date of this Agreement until
             ----------------------------
the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the chief executive officer or the chief operating officer of IndyMac shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to SGV within 24 hours of SGV's written request or IndyMac will be deemed to have given such consent), and except as otherwise expressly provided herein, SGV shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted, including, but not limited to, maintaining its underwriting and funding standards, pricing of Deposits, and mortgage loan sales to previously approved investors, all in accordance with existing practice, (ii) preserve intact its business organization and Assets (including branch locations and the Citibank, Federal Savings Bank branch (once acquired)), maintain all policies of insurance currently in effect or replace such policies with comparable policies, and maintain its rights and franchises, and preserve its relationships with customers, employees, depositors, suppliers, investors, and others having business dealings with it, and (iii) take no action which would
(x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Notwithstanding anything to the contrary in this Agreement, SGV shall be permitted to consummate the transactions contemplated by the Citibank Branch Acquisition Agreement in accordance with the terms of that agreement as in effect on the date of this Agreement. In addition, any Assets held by SGV at the holding company level will not be leveraged or pledged in any manner and the nature and amount of such Assets shall remain substantially the same as the Assets of SGV held at the holding company level as of June 30, 1999, except for such sales of Assets by SGV for cash, the proceeds of which are contributed to First Federal. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.1 shall require SGV to take any action that would violate applicable Law or accounting pronouncements of FASB or the AICPA or subject SGV to adverse regulatory action.

       7.2 Negative Covenants of SGV.  Except as otherwise provided by this
           -------------------------
Agreement and except as required by Law or regulation or by any Regulatory Authorities, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, and unless the prior written consent of the chief executive officer or chief operating officer of IndyMac shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to SGV within 24 hours of SGV's written request or IndyMac will be deemed to have given such consent), SGV covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

           (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any SGV Entity; or

           (b) incur any additional debt obligation or other obligation for borrowed money or guarantee any indebtedness of any other Person (other than indebtedness of a SGV Entity to another SGV Entity) except in the ordinary course of the business of SGV Subsidiaries consistent with past practices (which shall include, for First Federal, creation of deposit liabilities, purchases of federal funds, and advances from the Federal Home Loan Bank having a maximum term of ten years), incur any long-term indebtedness, except for Federal Home Loan Bank advances with terms less than ten years, or impose, or suffer the imposition, on any Asset of any SGV Entity of any Lien or permit any such Lien to exist

(other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the SGV Disclosure Memorandum); or

          (c) except as disclosed in Section 7.2(c) of the SGV Disclosure Memorandum, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the SGV ESOP or SGV 401(k) Plan), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SGV Entity, or declare or pay any dividend or make any other distribution in respect of SGV's capital stock, or repurchase or otherwise retire any long-term indebtedness before its maturity date (other than replacement of advances from the Federal Home Loan Bank with longer term advances having a maximum term of ten years); or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional SGV Options or shares of SGV Common Stock or any other capital stock of any SGV Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right or any Voting Debt (including any amendment of outstanding indebtedness that would make such indebtedness Voting Debt); or

          (e) adjust, split, combine, or reclassify any capital stock of any SGV Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SGV Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any SGV Subsidiary (unless any such shares of stock are sold or otherwise transferred to another SGV Entity), or (ii) any Asset other than as expressly contemplated herein; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of ten years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned SGV Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business, or otherwise enter into any new material line or business; or

          (g) grant any increase in compensation or benefits to any employee of a SGV Entity who is a party to a SGV Compensation Contract, except as required by Law; grant any increase in compensation or benefits to any employee or officer of any SGV Entity who is not a party to a SGV Compensation Contract, except increases in compensation based on annual reviews consistent with past practice or except as required by Law; pay any severance or termination pay or any bonus, except all payments set forth in the SGV Disclosure Memorandum pursuant to existing plans or Contracts; enter into or amend any severance agreements with officers of any SGV Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any SGV Entity; make any loans to any officer of any SGV Entity; or make any loans to other employees of the SGV Entities other than in the ordinary course of business consistent with past practices; or

          (h) except as contemplated by Section 7.2(h) of the SGV Disclosure Memorandum, enter into or amend any employment Contract between any SGV Entity and any Person (unless such amendment is required by Law) that the SGV Entity does not have the unconditional right to terminate without Liability (other than Liability for accrued wages for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any SGV Entity or, except as provided in Section 8.11, terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any SGV Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan or in connection with the termination of such plan, or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans or in connection with the termination of such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or accounting requirements promulgated or adopted by Regulatory Authorities or GAAP; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business, settle any Litigation involving any Liability of any SGV Entity for material money damages or restrictions upon the operations of any SGV Entity; or

          (l) except as disclosed in Section 7.2(l) of the SGV Disclosure Memorandum, extend or renew or allow the automatic extension or renewal of any Contract with an obligation exceeding $100,000 during the term of such Contract, except for (i) the lease related to the North LaVerne branch of First Federal (the "North LaVerne Lease") and (ii) the FPS Gold computer application Contract; it being understood that in connection with (i) the North LaVerne Lease, SGV may negotiate a new lease for the same or a comparable location near the North LaVerne branch facility for a period of between two and five years and at rental rates not to exceed then-current market rates, and (ii) the FPS Gold computer application Contract, SGV may negotiate such Contract so that its term terminates on or about December 31, 2000.

      Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.2 shall require SGV to take any action that would violate applicable Law or accounting pronouncements of FASB or the AICPA or subject SGV to adverse regulatory action.

      7.3 Loan Portfolio Changes. From the date of this Agreement until the
          ----------------------
earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the chief executive officer or chief operating officer of IndyMac shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to SGV within 24 hours of SGV's written request or IndyMac will be deemed to have given such Consent), SGV agrees that it will, and it will cause its Subsidiaries to do, the following:

          (a) With respect to the origination and purchase of one- to four-family residential mortgage loans ("SFR Loans"), (i) reference the FICO
                                         ---------
     scores in all lending files for all SFR Loans originated after the date of this Agreement, (ii) limit the origination and purchase of SFR Loans with FICO scores below 600 to no more than $10 million, (iii) limit bulk loan purchases and loan participations relating to SFR Loans to $5 million per transaction and $10 million from any one seller or originator during any 12-month period following the date of this Agreement, (iv) except for commitments in effect on the date of this Agreement and disclosed in
     Section 7.3(a)(iv) of the SGV Disclosure Memorandum, not originate or purchase a SFR Loan with a principal balance in excess of $500,000, (v) limit the percentage and total dollar amount of self-insured SFR Loans to 110% of such Assets' percentage and total dollar amount in SGV's portfolio at May 31, 1999, (vi) originate equity lines of credit, or purchase standard second trust deed mortgages, piggy-back second mortgages, overdraft lines of credit, and other consumer loans in accordance with underwriting standards in effect on the date of this Agreement and consistent with past practice (provided that no SGV Entity shall (x) increase the total dollar amount of such loans or the percentage of any such loans in SGV's portfolio by more than 25% from the respective dollar and percentage levels in effect at May 31, 1999, or (y) purchase any consumer home equity lines of credit), and (vii) not originate or purchase SFR Loans that are third mortgages or lower in priority.

          (b) With respect to commercial and multi-family loans, (i) not originate or purchase any of such loans with a principal balance in excess of $1,000,000, and (ii) limit the size of SGV's total loan portfolio (excluding the SFR Loans described in (a)) to 125% of the total dollar amount of such loans at May 31, 1999.

          (c)  With respect to the loan and mortgage-backed securities ("MBS")
                                                                         ---
     portfolios generally, (i) not originate or purchase any loan participations, except as necessary to meet CRA requirements, (ii) limit the dollar amount of each of the whole loan and MBS portfolios to 115% of the respective dollar amount of the whole loan and MBS portfolio balances at May 31, 1999, (iii) apply underwriting criteria and pricing to loans originated or purchased that are consistent with past practice, and (iv) not permit total delinquent (at least 30-days past due) loans and real estate owned ("REO") to exceed $10 million in the aggregate.

       Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.3 shall require SGV to take any action that would violate applicable Law or accounting pronouncements of FASB or the AICPA or subject SGV to adverse regulatory action.

       7.4  Covenants of IndyMac.  From the date of this Agreement until the
            --------------------
earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SGV shall have been obtained (which consent shall not be unreasonably withheld and which response must be communicated to IndyMac within 24 hours of IndyMac's written request), and except as otherwise expressly contemplated herein, IndyMac covenants and agrees that it shall take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any IndyMac Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of IndyMac, desirable in the conduct of the business of IndyMac and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger.

       7.5 Adverse Changes in Condition. Each Party agrees to give written
           ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an IndyMac Material Adverse Effect or a SGV Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and thereafter to use its reasonable efforts to prevent or promptly to remedy the same in a timely manner, or (iii) in the case of SGV, results or is reasonably likely to result, in SGV being named a defendant in any litigation.

       7.6 Reports. Each Party and its Subsidiaries shall file all reports or
           -------
information required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

       8.1 Registration Statement; Joint Proxy Statement; Stockholder Approval.
           -------------------------------------------------------------------

          (a) IndyMac and SGV shall cooperate with each other in the preparation of, and shall promptly prepare and file with the SEC, the Joint Proxy Statement, and SGV shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of IndyMac and SGV shall furnish to each other all information concerning them that they may reasonably require in connection with the

Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after such filing.

          (b) IndyMac shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. SGV shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the adoption of this Agreement and such other related matters as it deems appropriate. The Parties shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable efforts to hold such meetings on the same day.

          (c) In connection with the Stockholders' Meetings, (i) IndyMac and SGV shall mail the Joint Proxy Statement to their respective stockholders, (ii) the Boards of Directors of IndyMac and SGV shall recommend to their respective stockholders the approval of the matters submitted for approval (subject to the Board of Directors of SGV, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to SGV's stockholders under applicable Law), and (iii) the Board of Directors and officers of IndyMac and SGV shall use their reasonable efforts (including hiring an appropriate proxy solicitation firm if a super-majority vote of stockholders is required) to obtain such stockholders' approval (subject to the Board of Directors of SGV, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to SGV's stockholders under applicable Law).

          (d) SGV and IndyMac shall make all other necessary filings with respect to the Merger under the Securities Laws.

     8.2  Exchange Listing. SGV shall use its reasonable efforts to assist
          ----------------
IndyMac in listing, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Surviving Corporation Common Stock to be issued to the holders of IndyMac Common Stock pursuant to the Merger.

     8.3  Applications. IndyMac shall promptly prepare,  and SGV shall
          ------------
cooperate in the preparation and, where appropriate, shall file, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.4  Filings with State Offices. Upon the terms and subject to the
          --------------------------
conditions of this Agreement, SGV shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.5  Agreement as to Efforts to Consummate. Subject to the terms and
          -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9, including, if necessary, using reasonable efforts to resolve any concern of the OTS to avoid the imposition of a condition or restriction referred to in the last sentence of Section 9.1(b); provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. If requested by IndyMac, SGV agrees to execute and deliver at the Effective Time, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at the Effective Time, any supplemental indentures and other instruments required for the due assumption of IndyMac's outstanding debt securities to the extent required by the terms of such securities and the instruments and agreements relating thereto.

     8.6  Investigation and Confidentiality.
          ---------------------------------

          (a) Prior to the Effective Time, SGV shall keep IndyMac advised of all material developments relevant to its business and to consummation of the Merger and shall upon reasonable notice permit IndyMac to make or cause to be made such investigation of the business and properties of SGV and its Subsidiaries and of their respective financial and legal conditions as IndyMac reasonably requests, including access to the books and records and key managers of the SGV Entities during normal business hours, and shall cooperate with all of IndyMac's ongoing informational requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Without limiting the generality of the foregoing, with respect to each SGV Entity, IndyMac (i) may attend any monthly meeting of the Board of Directors, (ii) shall receive the agenda and minutes of any meeting of the Board of Directors and any meeting of the audit or executive committee of such Board of Directors, and (iii) may attend any meeting of the audit or executive committee of the Board of Directors and any meeting of the management committee, in each case if a matter or matters will be discussed at such meeting which could reasonably result in a SGV Material Adverse Effect (but only after management of SGV shall have had the opportunity to consult either formally or informally with the SGV Board of Directors). With respect to any meeting of the Board of Directors or audit or executive committee of such Board of Directors or management committee of each SGV Entity that IndyMac attends, IndyMac may attend as an observer only and shall receive notice of such meeting as though IndyMac were a member of such Board of Directors or committee, with appropriate information relating to the business to be discussed at each such meeting. In addition, SGV and its Subsidiaries shall provide to IndyMac at the end of each calendar month prior to the Closing Date a reporting package which includes the following information related to SGV's and its Subsidiaries' businesses (all schedules shall show comparison of specific month-end information to May 31, 1999 information previously provided): (1) loan-by-loan file download on a monthly basis for all loan portfolios of SGV and its Subsidiaries; (2) mark-to-market valuation, by SGV and its Subsidiaries for each securities' portfolio, as of the end of such month;(3) loan loss reserve by product type and Asset class for SGV's and its Subsidiaries' portfolios, as of the end of such month; (4) charge-offs, by product type and Asset class for SGV's and its Subsidiaries' portfolios, during such month; (5) accounting of Deposits, by product type and branch location, for First Federal as of the end of such month; (6) accounting of Deposits, by product type for Citibank, Federal Savings Bank Deposits, until the closing of such transaction and then show as part of such schedule in subsection (5), (7) the dollar amount and percentage amount of the Assets, by product type and Asset class, comprising each portfolio of SGV as of the end of such month; and (7) monthly delinquency and REO reports on its entire loan and REO portfolio, by Asset type and product type, as of the end of such month. No investigation by a Party shall affect the representations and warranties of the other Party. In implementing the provisions of this Agreement and in particular, the provisions of this Section 8.6, IndyMac and SGV shall each appoint two individuals who will serve on a "Coordination Committee" to channel all the requests for information and all responses to such requests in order to centralize informational requests and minimize the burden of such requests on SGV.

          (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

     8.7  Press Releases. Prior to the Effective Time, IndyMac and SGV shall
          --------------
consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8  Certain Actions. Except with respect to this Agreement and the
          ---------------
transactions contemplated hereby, no SGV Entity nor any Affiliate thereof nor any Representative thereof retained by any SGV Entity shall, directly or indirectly, initiate, solicit, encourage, or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, a SGV Entity and its respective Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, or (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) the SGV Stockholders' Meeting shall not have occurred, (b) SGV's Board of Directors concludes in good faith and consistent with its fiduciary duties to SGV's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (c) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, SGV's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, and (d) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, SGV's Board of Directors notifies IndyMac promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals, or offers. SGV agrees that it will promptly keep IndyMac informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. SGV agrees that it will, and will cause its officers, directors, and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. SGV agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.8. Nothing in this Section 8.8 shall (i) permit SGV to terminate this Agreement (except as specifically provided in Article 10), or (ii) affect any other obligation of IndyMac or SGV under this Agreement.

       8.9  Regulatory Compliance Matters. SGV's disclosure documents on future
            -----------------------------
loans shall be in compliance with all Laws. SGV shall, within 30 days after IndyMac's application to the OTS for approval to complete the Merger has been "deemed complete," implement such actions required by IndyMac prior to this Agreement and shall prior to the Closing Date ensure that all loan documentation for all outstanding loans comply with IndyMac's policies regarding loan documentation or shall otherwise take such other measures as requested by IndyMac. SGV shall take all reasonable steps to ensure that, prior to Closing, SGV's overall CAMEL, CRA, and compliance ratings do not decline from the ratings it has been assigned as of May 31, 1999. Section 8.9 of the SGV Disclosure Memorandum lists the commencement schedule of compliance examinations of which SGV has received notice from the OTS prior to the date of this Agreement.

       8.10 Consents. IndyMac will take all action reasonably necessary to
            --------
obtain all Consents under its financing Contracts and will have obtained such Consents under its financing Contracts prior to the Effective Time.

       8.11 Employee Benefits.
            -----------------

            (a) Following the Effective Time, the Surviving Corporation shall provide generally to officers and employees of IndyMac and SGV and their respective Subsidiaries, who at or after the Effective Time become or remain employees of the Surviving Corporation and its Subsidiaries (the "Continuing
                                                                  ----------
Employees"), employee benefits under employee benefit plans on terms and
---------
conditions which, when taken as a whole, are substantially similar to those currently provided by IndyMac to its similarly situated officers and employees. For purposes of participation, vesting, and benefit accrual (but not accrual of benefits under any tax qualified defined benefit pension plan) under such employee benefit plans, (i) each Continuing Employee's prior service with IndyMac or SGV shall be treated as service under the Surviving

Corporation's tax qualified retirement plans, and (ii) service under any other employee benefit plans of IndyMac or SGV shall be treated as service under any similar employee benefit plans maintained by the Surviving Corporation. The Surviving Corporation shall cause IndyMac's welfare benefit plans that cover the Continuing Employees after the Effective Time to (x) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and
(y) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under IndyMac or SGV welfare benefit plans to be credited to such Continuing Employees under IndyMac's welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the IndyMac welfare benefit plans. The continued coverage of the Continuing Employees under the similar employee benefits plans maintained by IndyMac or SGV and/or any Subsidiary immediately prior to the Effective Time during a transition period after the Effective Time to be determined by IndyMac shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of IndyMac and its Subsidiaries. Except as otherwise expressly contemplated by this Agreement, IndyMac also shall cause the Surviving Corporation to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.11 of the SGV Disclosure Memorandum to IndyMac between any SGV Entity and any current or former director, officer, or employee thereof. To the extent that IndyMac has agreed to cause the Surviving Corporation to honor the Contracts as set forth in the preceding sentence (the "SGV Compensation Contracts"), IndyMac acknowledges that the
               --------------------------
Merger constitutes a "change of control" for all purposes, pursuant to any such SGV Compensation Contracts. SGV, in turn, acknowledges that the employment of all officers of SGV will be terminated at the Closing Date and that such termination shall give rise to the benefits due under the SGV Compensation Contracts upon a change in control and that SGV will pay all amounts due under the SGV Compensation Contracts, subject to receipt by IndyMac of the calculation of the payment amounts, at the Closing Date as set forth in the SGV Compensation Contracts.

          (b) At the Effective Time, the SGV ESOP shall be terminated with all participant accounts becoming fully vested and nonforfeitable. At the Effective Time or as soon thereafter as practicable, and contingent upon the issuance by the Internal Revenue Service of a favorable determination letter, private letter ruling, or other authority reasonably acceptable to IndyMac, it is intended that each of the following shall occur: (i) Per Share Purchase Price payments received by the SGV ESOP in the Merger in an amount sufficient to fully-retire the then outstanding balance of the SGV ESOP loan, including any accrued but unpaid interest thereon, shall be applied to satisfy in full the outstanding balance of such SGV ESOP loan; (ii) all remaining proceeds attributable to unallocated shares shall be allocated to the accounts of participants as earnings as of the Effective Time in accordance with applicable Law; and (iii) the SGV ESOP shall make a distribution of benefits in a manner consistent with applicable Law. On a date determined by the Parties after the date of this Agreement, SGV shall file an application of a determination relating to the termination of the SGV ESOP, containing a full description of each of the proposals in clauses (i), (ii), and (iii) of the preceding sentence and the methodology to be utilized for allocating unallocated shares as earnings. If SGV receives a determination letter or private letter ruling from the Internal Revenue Service that restricts any portion of the remaining and unallocated shares to Internal Revenue Code Section 415 limitations (i.e., limitations on earnings allocations) or if the Internal Revenue Service in any way limits, caveats, or refuses to rule or issue a determination with respect to the intended termination of the SGV ESOP or any of the proposals in clauses (i),
(ii), and (iii) of the preceding sentence, the Parties shall cooperate to implement a resolution that will maximize the allocation of the unallocated proceeds to participants with account balances as of the Effective Time in a manner that complies with applicable Law and does not adversely effect the qualified status of the plan.

          (c) Immediately prior to the Effective Time, SGV shall terminate the First Federal Savings and Loan Profit Sharing Plan (the "SGV 401(k) Plan"). After such termination there shall be no further accrual of benefits under the SGV 401(k) Plan, and to the extent permitted by applicable Law, all benefits under the SGV 401(k) Plan shall become fully vested and nonforfeitable. As soon as practicable upon the termination of the SGV 401(k) Plan in accordance with applicable Law and after receipt of a favorable determination letter from the Internal Revenue Service with respect to the SGV 401(k) Plan's termination, SGV shall cause vested accrued benefits thereunder to be distributed to participants or their beneficiaries; provided, however, that no plan termination distribution shall occur prior to the Effective Time. At the time distribution of benefits is made under the SGV 401(k) Plan on or after the Effective Time, upon the election of the participant the amounts thereof that constitutes an "eligible rollover distribution" (as defined in Internal Revenue Code Section 402(f)(2)(A)), may be rolled over by such participant to the 401(k) plan maintained by IndyMac or to any other eligible individual retirement account.

          (d) At or prior to the Closing Date, SGV's Employee Severance Plan will be terminated by the Board of Directors of SGV. In consideration for the termination of the SGV Employee Severance Plan, IndyMac will adopt a non-qualified plan, which will be funded prior to the Closing Date, pursuant to which IndyMac will purchase a certificate of deposit at First Federal for each employee (other than employees who are parties to a SGV Compensation Contract) who, as of the Effective Time, would be entitled to severance benefits under the SGV Employee Severance Plan, as if such employee were terminated or demoted or otherwise constructively terminated without cause, in an amount equal to the dollar amount of severance benefits that would be due such employee as of the Effective Time (without reduction for the time value of money). On the first, second, and third anniversaries of the Effective Time, one-third of the principal balance of each certificate of deposit, together with any accrued interest thereon, shall vest, with the full principal balance of each certificate of deposit, together with any accrued interest thereon, vesting and being paid to the employee on the third anniversary of the Effective Time; and the employee will be entitled to receive such vested portion of the certificate of deposit in the event the employee voluntarily leaves the employment of IndyMac prior to the third anniversary of the Effective Time. In the event the employee's employment is terminated or demoted or otherwise constructively terminated (other than for cause) involuntarily or due to death or disability, such employee or, in the case of death, such employee's heir or representative shall be entitled to receive the full amount of the certificate of deposit, together with all accrued interest thereon. For purposes of this provision, any reason of termination listed in Section 4.2 of SGV's Employee Severance Plan shall be considered a "constructive termination."

          (e) SGV agrees to use all reasonable efforts to terminate, at or prior to the Closing Date, the retired director's benefit plan and to pay out all benefits owed under such plan on a lump sum basis, in an amount not to exceed the accrued balance for such plan on SGV's general ledger at May 31, 1999.

          (f) Except as otherwise provided in Section 4.3, any award certificates that are not vested and any other awards under any of the SGV benefit plans that have not vested, either by its terms or in accordance with this Agreement, in either case at the Effective Time will be cancelled and of no further effect as of the Effective Time.

          (g) Prior to the Effective Time, IndyMac and Barrett G. Andersen and Ronald A. Ott shall negotiate in good faith to reach agreement on the terms of the employment of Messrs. Andersen and Ott by the Surviving Corporation for a period of not less than six months after the Effective Time with a salary consistent with their salaries at SGV as of May 31, 1999 (including one year non-compete/no hire/no solicitation provisions). Messrs. Andersen and Ott will use their reasonable best efforts to encourage all other officers and employees of SGV to continue their employment with the Surviving Corporation, if such employment is offered following the Effective Time. SGV acknowledges that during the period between the date of this Agreement and the Effective Time, IndyMac will have the right and opportunity to negotiate continuing employment arrangements with SGV personnel, including managers, branch managers, branch operations managers, and other corporate personnel identified by IndyMac between the date of this Agreement and the Effective Time, with any such arrangements to be effective at the Effective Time. The Surviving Corporation will use its reasonable best efforts to retain non-management employees of SGV and the SGV Subsidiaries consistent with the needs of its business, but this shall not limit the Surviving Corporation's right to amend the terms and conditions of employment of any of its employees or to terminate any employee's employment at will.

     8.12 Indemnification.
          ---------------

          (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of SGV Entities (each, an "Indemnified Party")
                                                           -----------------
against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of SGV or, at SGV's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by SGV's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation (upon receipt of any undertaking required by Section 145(e) of the DGCL) and whether or not any SGV Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between the Surviving Corporation and the Indemnified Party.

          (b) The Surviving Corporation shall use its reasonable efforts to maintain in effect for a period of three years after the Effective Time SGV's existing directors' and officers'
liability insurance policy (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous, or
(ii) with the consent of SGV given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to SGV's directors and officers, 150% of the annual premium payments on SGV's current policy in effect as of the date of this Agreement (the "Maximum
                                                                -------
Amount"). If the amount of the premiums necessary to maintain or procure such
------
insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

          (c)  Any Indemnified Party wishing to claim indemnification under
Section 8.12(a), upon learning of any such Liability or Litigation, shall promptly notify the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, but shall have the right to effect any settlement on behalf of the Indemnified Party; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

     8.13 Certain Policies of SGV. SGV and IndyMac shall consult with
          -----------------------
respect to their respective loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and SGV shall make such modification or changes to its policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. SGV and IndyMac also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.13.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

       9.1 Conditions to Obligations of Each Party.  The respective obligations
           ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

           (a) Stockholder Approval.  The stockholders of IndyMac shall have
               --------------------
     adopted this Agreement as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE. The stockholders of SGV shall have adopted this Agreement as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq Stock Market, Inc.

           (b) Regulatory Approvals.  All Consents of, filings and registrations
               --------------------
     with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of IndyMac would so materially adversely impact the economic or business benefits assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, IndyMac would not, in its reasonable judgment, have entered into this Agreement.

           (c) Consents and Approvals.  Each Party shall have obtained any and
               ----------------------
     all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an IndyMac Material Adverse Effect or a SGV Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of IndyMac would so materially adversely impact the economic or business benefits assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, IndyMac would not, in its reasonable judgment, have entered into this Agreement.

           (d) Legal Proceedings.  No court or governmental or regulatory
               -----------------
     authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any

     Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e)  Registration Statement.  The Registration Statement shall have
               ----------------------
     become effective under the 1933 Act and shall not be subject to any stop order or proceedings seeking a stop order.

          (f)  Funds.  IndyMac shall have provided the Payment Agent sufficient
               -----
     funds to satisfy its obligations under Articles 3 and 4 and SGV shall have received a certificate from the Paying Agent to that effect.

        9.2 Conditions to Obligations of SGV.  The obligations of SGV to perform
            --------------------------------
this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SGV pursuant to Section 11.6(a):

          (a)  Representations and Warranties.  For purposes of this Section
               ------------------------------
     9.2(a), the accuracy of the representations and warranties of IndyMac set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.5 and 5.6 shall be correct and complete in all material respects. There shall not exist inaccuracies in the representations and warranties of IndyMac set forth in this Agreement (including the representations and warranties set forth in Sections 5.5 and 5.6) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an IndyMac Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
     agreements and covenants of IndyMac to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates. IndyMac shall have delivered to SGV (i) a
               ------------
     certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to IndyMac and in
     Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by IndyMac's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SGV and its counsel shall request.

       9.3 Conditions to Obligations of IndyMac.  The obligations of IndyMac to
           ------------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by IndyMac pursuant to Section 11.6(b):

          (a)  Representations and Warranties.  For purposes of this Section
               ------------------------------
     9.3(a), the accuracy of the representations and warranties of SGV set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SGV set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of SGV set forth in Sections 6.23(b), 6.24, 6.25, 6.26, 6.27, and 6.28 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of SGV set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.23(b), 6.24, 6.25, 6.26, 6.27, and 6.28) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a SGV Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b)  Performance of Agreements and Covenants. Each and all of the
               ---------------------------------------
     agreements and covenants of SGV to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates. SGV shall have delivered to IndyMac (i) a
               ------------
     certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SGV and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SGV's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as IndyMac and its counsel shall request.

          (d)  Material Adverse Effect. Since the date of this Agreement, there
               -----------------------
     shall not have occurred a SGV Material Adverse Effect, or a Regulatory Ratings Decline, and as of the Closing there shall not exist a Deposit Shortfall or any Book Net Worth Shortfall.

          (e)  Exchange Listing. The shares of Surviving Corporation Common
               ----------------
     Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f)  Tax Matters.  IndyMac shall have received a written opinion of
               -----------
     counsel from Alston & Bird LLP, in form reasonably satisfactory to IndyMac and dated as of the

     Closing Date (the "Tax Opinion"), to the effect that (i) the Merger will
                        -----------
     constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) that each of IndyMac and SGV shall be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (iii) the exchange in the Merger of IndyMac Common Stock for Surviving Corporation Common Stock will not give rise to gain or loss to the stockholders of IndyMac with respect to such exchange (except to the extent of any cash received), (iv) no gain or loss will be recognized to IndyMac on the transfer of its Assets and Liabilities to SGV pursuant to the Merger, or on the receipt of Surviving Corporation Common Stock and the distribution of the Surviving Corporation Common Stock to stockholders of IndyMac pursuant to the Merger, and (v) no gain or loss will be recognized to SGV on the acquisition of the Assets and Liabilities of IndyMac pursuant to the Merger, or on the issuance of Surviving Corporation Common Stock pursuant to the Merger. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of IndyMac and SGV reasonably satisfactory in form and substance to such counsel.

          (g)  Accountant's Letters. IndyMac shall have received from Deloitte &
               --------------------
     Touche, LLP letters, dated not more than five days prior to (i) the date of the Joint Proxy Statement, and (ii) the Effective Time, with respect to certain financial information regarding SGV, in form and substance reasonably satisfactory to IndyMac, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

                                  ARTICLE 10
                                  TERMINATION
                                  -----------

      10.1 Termination.  Notwithstanding any other provision of this Agreement,
           -----------
and notwithstanding the approval of this Agreement by the stockholders of IndyMac and SGV or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a)  By mutual consent of SGV and IndyMac; or

          (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an IndyMac Material Adverse Effect or a SGV Material Adverse Effect, as applicable, on the breaching Party; or

          (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of IndyMac or SGV fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meetings where such matters were presented to such stockholders for approval and voted upon; or

          (e) By either Party in the event that the Merger shall not have been consummated by July 12, 2000 (the "Original Termination Date" and, as it
                                        -------------------------
     may be extended, the "Termination Date"), if the failure to consummate the
                           ----------------
     transactions contemplated hereby on or before the Termination Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); (i) provided, that if all required Consents of the OTS have been obtained by the Original Termination Date, but any waiting periods imposed in connection with such Consents have not expired as of the date of the Original Termination Date, neither Party shall have the right to terminate this Agreement and the Original Termination Date shall automatically be extended (the "Automatic
                                                            ---------
     Extension") to a date 10 days after the date any waiting period imposed in
     ---------
     connection with any such Consent shall expire; and (ii) provided further, that if all required Consents of the OTS have not been obtained by the Original Termination Date, IndyMac may, but is not obligated to, extend the Termination Date until not later than October 12, 2000, by providing SGV notice of its election to do so (the "Extension Right") not later than five
                                           ---------------
     days prior to the Original Termination Date (whereupon the "Termination Date" shall mean such extended date); or

          (f) By SGV, if, prior to the adoption of this Agreement by the stockholders of SGV, the SGV Board of Directors shall have determined in good faith, based on the advice of outside counsel, that it is necessary to comply with its fiduciary duties to its stockholders under applicable Law, to terminate this Agreement in order to enter into an agreement with respect to or to consummate an Acquisition Proposal that constitutes a Superior Offer; provided, however, that (i) at least two business days prior to any such termination, SGV shall, and shall cause its Representatives to, negotiate with IndyMac to make such adjustments in the terms and conditions of this Agreement as would enable SGV to proceed with the transactions contemplated herein on such adjusted terms, and (ii) SGV shall have tendered to IndyMac payment in full of the amount specified in
     Section 10.2(b)(i)(4) or 10.2(b)(ii)(3), as applicable, concurrently with delivery of notice of termination pursuant to this Section 10.1(f); or

          (g) By IndyMac, in the event that the Board of Directors of SGV shall have (i) resolved not to reaffirm the Merger, or (ii) affirmed, recommended, or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation, or transfer of substantially all of the Assets of SGV; or

             (h) By IndyMac, in the event: (i) there shall occur a Deposit Shortfall; (ii) there shall exist a Book Net Worth Shortfall; (iii) there shall occur a Regulatory Ratings Decline; (iv) the Per Share Purchase Price determined before giving effect to the Extension Adjustment, if any, would be less than $22.50 but for the provisions of Section 3.1(b)(ii)(1); or (v) SGV fails to comply with the provisions of Section 8.9.

       10.2  Termination Fees.
             ----------------

             (a) Notwithstanding the provisions of Section 11.2,

                 (i) IndyMac shall promptly pay to SGV a total of $1,000,000, if this Agreement is terminated:

                      (1) by SGV pursuant to any of Sections 10.1(a), 10.1(b), or 10.1(c) (in either case, other than on the basis of a willful, uncured breach of this Agreement by IndyMac); or

                      (2) by either Party pursuant to Section 10.1(d)(ii) (as a result of the failure of IndyMac's stockholders to approve the Merger); and

                 (ii) IndyMac shall promptly pay to SGV a total of $3,000,000 if this Agreement is terminated:

                      (1) by SGV pursuant to Section 10.1(b) or 10.1(c) (but, in either case, only on the basis of a willful, uncured breach of this Agreement by IndyMac); or

                      (2) by either Party pursuant to Section 10.1(d)(i) (but only if the Consent of the OTS shall have been denied by final nonappealable action) or Section 10.1(e) (but only if (x) the Consent of the OTS shall not have been received on or before the Termination Date other than by reason of the occurrence of a SGV Material Adverse Effect or Regulatory Ratings Decline, or (y) IndyMac shall be entitled to, but elects not to, exercise its Extension Right and on the Original Termination Date the condition provided in Section 9.3(d) was satisfied.

             (b) Notwithstanding the provisions of Section 11.2,

                 (i) SGV shall promptly pay to IndyMac a total of $1,000,000, if this Agreement is terminated:

                      (1) by either Party pursuant to Section 10.1(d)(ii) (as a result of the failure of SGV's stockholders to approve the Merger); or

                      (2)  by IndyMac pursuant to Section 10.1(h); or

                      (3) by IndyMac, up to and including 30 days after the date of this Agreement, pursuant to Section 10.1(g); or

                      (4) by SGV, up to and including 30 days after the date of this Agreement, pursuant to Section 10.1(f); and

                (ii) SGV shall promptly pay to IndyMac a total of $3,000,000, if this Agreement is terminated:

                      (1) by IndyMac pursuant to Section 10.1(b) or 10.1(c) (but, in either case, only on the basis of a willful, uncured breach of this Agreement by SGV); or

                      (2) by IndyMac, more than 30 days after the date of this Agreement, pursuant to Section 10.1(g); or

                      (3) by SGV, more than 30 days after the date of this Agreement, pursuant to Section 10.1(f).

          (c) The Parties acknowledge that the loss to either Party resulting from breach of this Agreement by the other Party or other failure of the Merger to be consummated is not susceptible of a ready measurement and, therefore, that the payments provided in this Section 10.2 are intended by the Parties to constitute liquidated damages for any breach by a Party of the terms of this Agreement, and not a penalty, and the exclusive remedy after termination of this Agreement. Upon payment of any such sum required by this Section 10.2 (and, with the exception of the payment provided in Section 11.2(b), only one such payment shall be payable by any Party in connection with termination of this Agreement), the Party receiving such payment shall have no further rights or claims against the other Party.

       10.3  Effect of Termination.  In the event of the termination and
             ---------------------
abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that the provisions of this Section 10.3 and Article 11 and Sections 8.6(b) and 10.2 shall survive any such termination and abandonment.

       10.4  Non-Survival of Representations and Covenants.  The respective
             ---------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.4 and Articles 1, 2, 3, 4 and 11 and Section 8.12.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

          11.1 Definitions.
               -----------

               (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of SGV or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, SGV or any of its Subsidiaries.

               "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

               "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "Baseline Core Deposits" shall mean an amount equal to the sum of
     (i) Core Deposits of First Federal as of May 31, 1999, plus (ii) Core Deposits assumed by First Federal on the date of consummation of the Citibank Branch Acquisition, if consummated.

               "Baseline Deposits" shall mean an amount equal to the sum of (i) Deposits of First Federal as of May 31, 1999, plus (ii) Deposits assumed by First Federal on the date of consummation of the Citibank Branch Acquisition, if consummated.

               "Book Net Worth Shortfall" shall exist if either (i) Final Pre-Closing Book Net Worth shall be less than Baseline Book Net Worth, or (ii) Baseline Book Net Worth shall be less than consolidated stockholders' equity of SGV as of March 31, 1999, as reflected in SGV's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as filed with the SEC prior to the date of this Agreement.

               "Certificate of Merger" shall mean the Certificate of Merger to be executed by SGV and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

          "Closing Date" shall mean the date on which the Closing occurs.

           "Confidentiality Agreements" shall mean those certain Confidentiality Agreements between SGV and IndyMac.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Core Deposits" shall mean all Deposits other than time deposits.

          "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
   (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          "Deposit Shortfall" shall mean either (i) a reduction in total Deposits to an amount that is less than 85% of Baseline Deposits as of May 31, 1999, or (ii) a reduction in total Core Deposits to an amount that is less than 85% of Baseline Core Deposits as of May 31, 1999, in each case excluding from the calculation of Deposits or Core Deposits, any Deposits resulting from the implementation of the provisions of Section 8.11(d).

          "Deposits" means the aggregate outstanding balance of all deposit accounts at a SGV Entity, or at the Citibank, Federal Savings Bank branch to be acquired, including negotiated order of withdrawal accounts, but excluding accounts that are held by a SGV under or pursuant to any judgment, decree, or order by any court or subject to any legal restraints or subject to any Lien, or accounts that are dormant or subject to escheat under the laws of the State of California.

          "DGCL" shall mean the General Corporation Law of the State of Delaware.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and

Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource
                                                    ------
Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and
                                                                    ----
other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any Person that is considered one employer with SGV under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived).

          "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "First Federal" shall mean First Federal Savings and Loan Association of San Gabriel Valley, a Federal savings association and a SGV Subsidiary.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "IndyMac Common Stock" shall mean the $.01 par value common stock of IndyMac.

          "IndyMac Entities" shall mean, collectively, IndyMac and all IndyMac Subsidiaries and Affiliates.

          "IndyMac 401(k) Plan" shall mean the IndyMac/IndyMac Mortgage Holdings, Inc. 401(k) Plan.

          "IndyMac Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of IndyMac to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          "IndyMac Stock Plans" shall mean the existing stock option and other stock-based compensation plans of IndyMac designated as follows: (i) 1994 Stock Incentive Plan; (ii) 1996 Stock Incentive Plan; (iii) 1998 Stock Incentive Plan; and (iv) 1985 Stock Option Plan.

          "IndyMac Subsidiaries" shall mean the Subsidiaries of IndyMac.

          "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Joint Proxy Statement" shall mean the proxy statement used by IndyMac and SGV to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, and which shall include the prospectus of SGV with respect to the Surviving Corporation Common Stock to be issued in the Merger.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority, and specifically shall include the Real Estate Settlement Practices Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Truth in Savings Act, and the Home Mortgage Disclosure Act.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter and Party in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Nasdaq National Market" shall mean the National Market System of the Nasdaq Stock Market, Inc.

          "NPV" shall mean Net Portfolio Value.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either IndyMac or SGV, and "Parties" shall mean both IndyMac and SGV.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Registration Statement" shall mean the registration statement on Form S-4 (or other applicable form specified by the SEC) to be filed with the SEC by SGV and relating to the shares of Surviving Corporation Common Stock to be issued in the Merger.

          "Regulatory Authorities" shall mean, collectively, the SEC, the NYSE, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board, the "OTS"), the Federal Deposit Insurance Corporation, and all
                      ---
other federal, state, county, local, or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "Regulatory Ratings Decline" shall mean any reduction in the CAMEL, CRA, or compliance ratings of any SGV Entity below the respective ratings as of May 31, 1999, that is not primarily attributable to actions taken by SGV pursuant to Article 7; provided, that a Regulatory Ratings Decline shall not be deemed to be continuing if IndyMac elects not to terminate this Agreement pursuant to Section 10.1(h) within 60 days of receiving notice from SGV of the receipt of a written report by SGV from the OTS reflecting a Regulatory Ratings Decline based on an examination of SGV or First Federal that either SGV or First Federal has received written or oral notice of such examination's commencement prior to the date of this Agreement.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other agent or representative engaged by a Person.

          "SEC" shall mean the United States Securities and Exchange
Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SGV Common Stock" shall mean the $.01 par value common stock of SGV.

          "SGV Disclosure Memorandum" shall mean the written information entitled "SGV Bancorp, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to IndyMac describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "SGV Entities" shall mean, collectively, SGV and all SGV
Subsidiaries.

          "SGV Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of SGV as of March 31, 1999, and as of June 30, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended March 31, 1999, and for each of the three fiscal years ended June 30, 1998, 1997 and 1996, as filed by SGV in SEC Documents, and (ii) the consolidated statements of condition of SGV (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1999.

          "SGV Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of SGV and its Subsidiaries, taken as a whole, or (ii) the ability of SGV to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement on a timely basis, provided that "SGV Material Adverse Effect" shall not be deemed to include the impact of actions and omissions of SGV (or any of its Subsidiaries) taken as required under this Agreement or with the prior informed written Consent of IndyMac in contemplation of the transactions contemplated hereby.

          "SGV May 31 Financial Statements" shall mean (i) the unaudited consolidated statement of condition of SGV as of May 31, 1999, and (ii) the related unaudited statement of income for the 11 months ended May 31, 1999.

          "SGV Preferred Stock" shall mean the $.01 par value preferred stock of SGV.

          "SGV Subsidiaries" shall mean the Subsidiaries of SGV, which shall include the SGV Subsidiaries described in Section 6.4.

          "Stockholders' Meetings" shall mean the respective meetings of the stockholders of IndyMac and SGV to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "Superior Proposal" means any written Acquisition Proposal made by a Person other than IndyMac (i) which is for (1) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share purchase, or similar transaction involving SGV as a result of which either (x) SGV's stockholders prior to such transaction (by virtue of their ownership of shares of SGV Common Stock) in the aggregate cease to own at least 75% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (y) the individuals composing the Board of Directors of SGV prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (2) a sale, lease, exchange, transfer, or other disposition of at least 75% of the Assets of SGV and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (3) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of SGV whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of SGV in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (1) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to the provisions of Section 10.2) and (2) is reasonably capable of being completed.

          "Surviving Corporation Common Stock" shall mean the $.01 par value common stock of the Surviving Corporation.

          "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United

States or any state, county, local, or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

         Allowance......................................   Section 6.8
         Amended and Restated Bylaws....................   Section 2.2
         Amended and Restated Certificate...............   Section 2.1
         Automatic Adjustment...........................   Section 10.1(e)(i)
         Baseline Book Net Worth........................   Section 3.5(e)
         Baseline NPV...................................   Section 3.5(a)
         Calculations...................................   Section 3.5(a)
         Citibank Branch Acquisition....................   Section 6.18
         Citibank Branch Acquisition Agreement..........   Section 6.18
         Closing........................................   Section 1.2
         Continuing Employees...........................   Section 8.11(a)
         Deposits.......................................   Section 6.18
         Disputed Amounts...............................   Section 3.5(c)
         Effective Time.................................   Section 1.3
         Exchange Fund..................................   Section 4.1(a)
         Exchange Ratio.................................   Section 3.1(a)
         Extension Adjustment...........................   Section 3.1(b)
         Extension Fee..................................   Section 11.2(b)
         Extension Right................................   Section 10.1(e)(ii)
         Final Pre-Closing Book Net Worth...............   Section 3.5(e)
         Final Pre-Closing NPV..........................   Section 3.5(e)
         Freddie Mac....................................   Section 6.21
         Indemnified Party..............................   Section 8.12(a)
         IndyMac Certificates...........................   Section 4.2(a)
         IndyMac Rights.................................   Section 4.4(a)
         IndyMac SEC Reports............................   Section 5.3
         March Sendaro Model............................   Section 3.5(a)
         Maximum Amount.................................   Section 8.12(b)
         MBS............................................   Section 7.3(a)
         Merger.........................................   Section 1.1
         Net Deal Expenses..............................   Section 3.5(a)
         NPV Adjustment.................................   Section 3.1(b)
         Option Cancellation Payment....................   Section 4.3(a)
         Original Termination Date......................   Section 10.1(e)
         Outstanding Share Equivalents..................   Section 3.1(b)

         Parent Book Net Worth..........................   Section 3.5(a)
         Paying Agent...................................   Section 4.1(a)
         Per Share NPV Adjustment Amount................   Section 3.5(e)
         Per Share Purchase Price.......................   Section 3.1(b)
         Pre-Closing Book Net Worth.....................   Section 3.5(a)
         Pre-Closing NPV................................   Section 3.5(a)
         SFR Loans......................................   Section 7.3
         SGV 401(k) Plan................................   Section 8.11(c)
         SGV Benefit Plans..............................   Section 6.15
         SGV Certificates...............................   Section 4.2(a)
         SGV Compensation Contracts.....................   Section 8.11(a)
         SGV Contracts..................................   Section 6.16
         SGV ERISA Plan.................................   Section 6.15(a)
         SGV Pension Plan...............................   Section 6.15(a)
         SGV Restricted Share...........................   Section 4.3(b)
         SGV SEC Reports................................   Section 6.5(a)
         SGV Options....................................   Section 4.3(a)
         SGV Stock Plans................................   Section 4.3(a)
         Surviving Corporation..........................   Section 1.1
         Surviving Corporation Right....................   Section 4.4(a)
         Takeover Laws..................................   Section 6.25
         Tax Opinion....................................   Section 9.3(f)
         Termination Date...............................   Section 10.1(e) (ii)
         Voting Debt....................................   Section 6.3(b)
         Year 2000 Issues...............................   Section 5.10

         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

    11.2 Expenses.
         --------

         (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that IndyMac shall pay for the filing, registration and application fees, and printing fees of each of the Parties.

         (b) Notwithstanding the foregoing, in the event that IndyMac exercises its Extension Right, IndyMac shall promptly pay SGV $1,000,000 (the "Extension
                                                                     ---------
Fee"), provided that SGV acknowledges and agrees that if this Agreement is
---
extended beyond the Original Termination Date as a result of an "Automatic
                                                                 ---------
Extension", no Extension Fee shall be due and payable by IndyMac.
---------

          11.3   Brokers and Finders.  Except for Carpenter & Company, Banc of
                 -------------------
America Securities LLC and Merrill Lynch, Inc. as to IndyMac and except for Sandler O'Neill & Partners, L.P. as to SGV (whose fee for its services in connection with the Merger is set forth in Section 11.3 of the SGV Disclosure Memorandum), each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by IndyMac or by SGV, each of IndyMac and SGV, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          11.4   Entire Agreement. Except as otherwise expressly provided
                 ----------------
herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (including all provisions of the Confidentiality Agreements other than in the case of Section 8.6(b), the confidentiality provisions of the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.12.

          11.5   Amendments. To the extent permitted by Law, this Agreement may
                 ----------
be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of IndyMac Common Stock or SGV Common Stock, there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders without the further approval of such stockholders.

          11.6   Waivers.
                 -------

                 (a) Prior to or at the Effective Time, SGV, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by IndyMac, to waive or extend the time for the compliance or fulfillment by IndyMac of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SGV under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer or other authorized officer of SGV.

                 (b) Prior to or at the Effective Time, IndyMac, acting through its Board of Directors, chief executive officer or chief operating officer, shall have the right to waive any Default in the performance of any term of this Agreement by SGV, to waive or extend the time for the compliance or fulfillment by SGV of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of IndyMac under this Agreement, except any condition which, if not satisfied, would result in the violation of any

Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of IndyMac.

                 (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. Receipt of information pursuant to the terms of this Agreement by one Party from the other Party, shall not be deemed to be a waiver by the receiving Party of any rights under this Agreement

          11.7   Assignment. Except as expressly contemplated hereby, neither
                 ----------
this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

          11.8   Notices. All notices or other communications which are required
                 -------
or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                 IndyMac:           IndyMac Mortgage Holdings, Inc.
                                    155 North Lake Avenue
                                    Pasadena, California  91101-7211
                                    Telecopy Number: (626) 535-5899

                                    Attention: Michael W. Perry
                                               Chief Executive Officer
                                                     and
                                               Melissa K. Gerard
                                               General Counsel

                 Copy to Counsel:   Alston & Bird LLP
                                    601 Pennsylvania Avenue, N.W.
                                    North Building, 11th Floor
                                    Washington, D.C.  20004
                                    Telecopy Number: (202) 756-3333

                                    Attention:  Frank M. Conner III

                 SGV:               SGV Bancorp, Inc.
                                    225 North Barranca Street
                                    West Covina, California  91791
                                    Telecopy Number: (626) 331-4975

                                    Attention:  Barrett G. Andersen
                                                President and Chief
                                                Executive Officer

                 Copy to Counsel:   Muldoon, Murphy & Faucette LLP
                                    5101 Wisconsin Avenue, N.W.
                                    Washington, D.C.  20016
                                    Telecopy Number: (202) 966-9409

                                    Attention: Lori M. Beresford

          11.9   Governing Law. This Agreement shall be governed by and
                 -------------
construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof.

          11.10  Counterparts. This Agreement may be executed in two or more
                 ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          11.11  Captions; Articles and Sections. The captions contained in this
                 -------------------------------
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

          11.12  Interpretations.  Neither this Agreement nor any uncertainty or
                 ---------------
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

          11.13  Enforcement of Agreement.  The Parties hereto agree that
                 ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          11.14  Severability.  Any term or provision of this Agreement which is
                 ------------
invalid, illegal, or unenforceable by any Law or public policy in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


ATTEST:                             SGV BANCORP, INC.



By: /s/ Edie Beachboard             By: /s/ Barrett G. Andersen
    ____________________________        ____________________________________
    Edie Beachboard                     Barrett G. Andersen
    Corporate Secretary                 President and Chief Executive Officer


[CORPORATE SEAL]


ATTEST:                             INDYMAC MORTGAGE HOLDINGS, INC.



By: /s/ Melissa K. Gerard           By: /s/ Michael W. Perry
   _____________________________        ____________________________________
    Melissa K. Gerard                   Michael W. Perry
    Secretary                           Chief Executive Officer


[CORPORATE SEAL]